UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SPOK HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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Notice of Annual Meeting of Stockholders
2023 Proxy Statement

April 28, 2023
Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2023 Annual Meeting of Stockholders (the "Annual Meeting") of Spok Holdings, Inc. (the "Company") to be held on Tuesday, July 25, 2023, at 10:00 a.m., Eastern Time. This year's Annual Meeting will again be conducted via live webcast as a virtual meeting of stockholders. You will be able to attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/SPOK2023, and you will be able to submit your questions and vote your shares electronically by attending the Annual Meeting at this virtual location.
We are pleased to use the latest technology to increase access, to improve communication and to obtain cost savings for our stockholders and the Company. Use of a virtual meeting will enable increased stockholder attendance and participation as stockholders can participate from any location.
Details regarding how to attend the meeting online and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.
At this year’s meeting, we will vote on the election of six directors and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers for 2022 and a non-binding advisory vote on the frequency of future advisory votes to approve named executive officer Compensation. Additionally, we will vote to approve the amendment and restatement of the Company’s 2020 Equity Incentive Award Plan.
We follow the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. We believe this expedites stockholders' receipt of proxy materials, lowers the annual meeting costs and conserves natural resources. Thus, we are mailing to many stockholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than copies of the Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2022. The Notice contains instructions on how to access the proxy materials online, vote online and obtain your copy of our proxy materials. The Notice or a full set of proxy materials will be mailed on or about June 13, 2023 to stockholders of record as of June 1, 2023, the record date for the Annual Meeting.
Your voice is very important. Regardless of whether you plan to participate in the Annual Meeting, I urge you to date, sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting. We appreciate your continued confidence in the Company and your support for our strategy, and we look forward to your participation in the Annual Meeting on July 25, 2023.

Sincerely,

/s/ Christine M. Cournoyer
Christine M. Cournoyer
Chair of the Board of Directors

Spok Holdings, Inc. Notice of 2023 Annual Meeting of Stockholders

DATE AND TIME:	Tuesday, July 25, 2023, 10:00 a.m., Eastern Time

PLACE:	Online at: www.virtualshareholdermeeting.com/SPOK2023

ITEMS OF BUSINESS:
1. To elect six nominees as directors to the Board of Directors;
2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3. To hold a non-binding advisory vote to approve 2022 named executive officer compensation ("Say-on-Pay");
4. To hold a non-binding advisory vote on the frequency of future Say-on-Pay votes;
5. To approve the amendment and restatement of the Company's 2020 Equity Incentive Award Plan; and
6. To transact such other business as may properly come before the meeting.

ATTENDANCE AND VOTING:
You are entitled to attend and vote at the virtual Annual Meeting if you were a stockholder of record as of the close of business on June 1, 2023, the record date, or you hold a valid proxy for the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting at the Company’s offices at 5911 Kingstowne Village Parkway, 6th Floor, Alexandria, Virginia 22315. The list of these stockholders will also be available to view during the Annual Meeting for stockholders that attend the meeting. Your proxy materials will contain a 16-digit number that must be used to gain access into the Annual Meeting.

INTERNET AVAILABILITY:
We are using the Internet as our primary means of furnishing proxy materials to most of our stockholders. Rather than sending our stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials ("Notice") with instructions for accessing the material and voting via the Internet. This Proxy Statement and our 2022 Annual Report to Stockholders are available free of charge at www.virtualshareholdermeeting.com/SPOK2023 or on our website, www.spok.com.

PROXY VOTING:
We cordially invite you to participate in the Annual Meeting. Your participation is important regardless of the number of shares you own. Stockholders of record and beneficial owners will be able to vote their shares electronically at the Annual Meeting. Or you may vote prior to the Annual Meeting by telephone, through the Internet or by mailing your completed proxy card. For specific instructions on how to vote your shares, please refer to the section entitled "Questions and Answers About the Annual Meeting and Voting" starting on page 6 of the proxy statement.

By Order of the Board of Directors,

/s/Sharon Woods Keisling
Sharon Woods Keisling
Corporate Secretary and Treasurer
April 28, 2023
Alexandria, Virginia

Forward-Looking Statements
This proxy statement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause the actual results of Spok Holdings, Inc. (the "Company," “we,” “our” or “us”) to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, our ability to manage wireless network rationalization to lower our costs without causing disruption of service to our customers; our ability to retain key management personnel and to attract and retain talent within the organization; the productivity of our sales organization and our ability to deliver effective customer support; our ability to identify potential acquisitions, consummate and successfully integrate such acquisitions, and achieve the expected benefits of such acquisitions; risks related to the COVID-19 pandemic; economic conditions such as recessionary economic cycles, higher interest rates, inflation and higher levels of unemployment; risks related to our overall business strategy, including maximizing revenue and cash generation from our established businesses and returning capital to stockholders through dividends and repurchases of shares of our common stock; competition for our services and products from new technologies or those offered and/or developed from firms that are substantially larger and have much greater financial and human capital resources; continuing decline in the number of paging units we have in service with customers, commensurate with a continuing decline in our wireless revenue; our ability to address changing market conditions with new or revised software solutions; undetected defects, bugs, or security vulnerabilities in our products; our dependence on the U.S. healthcare industry; the sales cycle of our software solutions and services can run from six to eighteen months, making it difficult to plan for and meet our sales objectives and bookings on a steady basis quarter-to-quarter and year-to-year; our reliance on third-party vendors to supply us with wireless paging equipment; our ability to maintain successful relationships with our channel partners; our ability to protect our rights in intellectual property that we own and develop and the potential for litigation claiming intellectual property infringement by us; our use of open source software, third-party software and other intellectual property; the reliability of our networks and servers and our ability to prevent cyber-attacks and other security issues and disruptions; unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services; our ability to realize the benefits associated with our deferred income tax assets; future impairments of our long-lived assets, amortizable intangible assets or goodwill; risks related to data privacy and protection-related laws and regulation; and our ability to manage change related to regulation, including laws and regulations affecting hospitals and the healthcare industry generally, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The Company disclaims any intent or obligation to update any forward-looking statements. Certain statements contained in this proxy statement, particularly pertaining to our environmental, social and governance (“ESG”) performance, goals, and initiatives, are subject to additional risks and uncertainties, including regarding gathering and verification of information and related methodological considerations; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependency on third-parties to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. Additionally, we may provide information herein that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

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PROXY STATEMENT SUMMARY
This summary highlights information about Spok Holdings, Inc. (the “Company,” “Spok,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2023 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all the information that you should consider in voting your shares and you should carefully read the entire Proxy Statement. Spok, Inc. is our operating subsidiary and is an indirect wholly owned subsidiary of Spok.
VOTING MATTERS AND BOARD OF DIRECTOR RECOMMENDATIONS
Our Board of Directors ("Board") unanimously recommends that you vote on the accompanying proxy card or by telephone or via the internet as set forth on the proxy card, as follows:

Proposal	Board Vote Recommendations	Page Reference
1. Election of Six Directors	FOR Each Nominee	56
2. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	60
3. Advisory Vote to Approve Named Executive Officer Compensation for 2022 (“Say-on-Pay”)	FOR	61
4. Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation	FOR EVERY YEAR	62
5. Approval of the Amendment and Restatement of the Company's 2020 Equity Incentive Award Plan	FOR	63
BOARD OF DIRECTORS NOMINEES
You are being asked to vote on the following six nominees for director. The following table sets forth the names, ages as of April 1, 2023, and certain other information for the six nominees. Each director is elected annually by a majority of the votes cast. Further information about each nominee can be found starting on page 56.

Name	Age	Director Since	Principal Occupation	Independent
Dr. Bobbie Byrne	55	2020	EVP and Chief Information Officer, Advocate Health	Yes
Christine M. Cournoyer	71	2020	Former Chairperson and Chief Executive Officer of N-of-One, Inc.	Yes
Randy H. Hyun	49	2021	Chief Operating Officer, CarepathRx LLC, and Chief Executive Officer, CarepathRx Health Systems Solutions	Yes
Vincent D. Kelly	63	2004	President and Chief Executive Officer, Spok Holdings, Inc.	No
Todd Stein	45	2018	Co-Investment Manager of Braeside Investments, LLC	Yes
Brett Shockley	63	2020	Chairman and Chief Executive Officer of Journey AI, Inc.	Yes

CORPORATE GOVERNANCE HIGHLIGHTS

•Annual election of directors by majority of votes cast (in uncontested elections)
•Five of our six nominees for director are independent and two of our nominees are women
•Chair of the Board of Directors is an independent director
•All Board committees consist solely of independent directors
•Stock ownership guidelines for directors and executive officers

•Policies prohibiting hedging and pledging of our stock
•Compensation "clawback" policy
•Comprehensive Code of Business Conduct and Ethics
•Strong pay-for-performance philosophy
•Regular executive sessions of independent directors
•No stockholder rights plan or "poison" pill

In recognition of our governance practices, Institutional Shareholder Services (ISS) has given us a ranking of “2” under its Governance QualityScore rating system, and a “1” for Spok’s “Shareholder Rights” (lower scores indicate lower risk).
STOCKHOLDER ENGAGEMENT
We value our stockholders' input and interact with our stockholders in a variety of ways. In 2022, our stockholder engagement included: 1) speaking with our largest stockholders throughout the year; 2) conducting quarterly reviews of our financial and operating results; and 3) meeting individually with investors and other interested parties who requested meetings with management. We welcome the opportunity to meet with stockholders. Our Investor Relations professional is the contact point for stockholder interaction with the Company. Stockholders can reach us at (952) 224-6096 or via email at al.galgano@spok.com.
STRATEGIC BUSINESS PLAN
In February 2022, our Board announced a strategic business plan that prioritized maximizing free cash flow and returning capital to stockholders. This plan was successfully executed and completed by the end of 2022 and included the discontinuation of Spok Go and all associated costs. In alignment with this pivot, we increased our quarterly dividend by 150%, from $0.125 per share to $0.3125 per share, and returned approximately $25.0 million in dividends to shareholders in 2022.
COMPENSATION PROGRAM HIGHLIGHTS
•Annual base salary rates for current named executive officers (“NEOs”) generally remained unchanged in 2022 compared to 2021 levels. However, 2023 salaries and incentive compensation levels for our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) were significantly reduced for 2023.
•We set rigorous goals for the 2022 short-term incentive plan (“STIP”) and paid awards based on achievement of these goals. We paid 2022 STIP awards above the incentive target for each NEO, primarily due to Spok Care Connect Suite ("CCS") Operations bookings of $24.7 million, which was higher than target performance.
•The Company granted Restricted Stock Units (“RSUs”) to selected executives in February 2022 under the Long-Term Incentive Plan (“LTIP”). The equity-based award is divided between time served with the Company (50% time-based) and achieving aggregate performance goals (50% performance-based) for the cumulative three-year period beginning January 1, 2022 and ending December 31, 2024.
•Stock ownership guidelines remain in effect for all executive officers, including NEOs.
•Policies prohibiting pledging and hedging of our stock remain in effect for all executive officers, including NEOs.
•A “clawback” policy for adjustment or recovery of compensation in certain circumstances remains in effect.

KEY GOVERNANCE ELEMENTS IN OUR EXECUTIVE COMPENSATION PROGRAM
The following is a summary of specific elements of our 2022 executive compensation program designed to align the interests of our stockholders and executives.

ALIGNMENT WITH STOCKHOLDERS
Pay-for-Performance	Corporate Governance
•We provide meaningful at risk elements of compensation for executives that are performance-based.	•We generally do not enter into individual executive compensation agreements. Only our CEO has an employment contract.
•Equity-based LTIP awards for 2022 were in line with our peer groups and are 50% performance-based, 50% time-based and 100% aligned with stockholder value.	•We devote significant time to strategic development and linkage of quantifiable results to executive compensation.
•Actual realized total compensation is designed to fluctuate with, and be commensurate with, actual performance.	•We maintain a market-aligned severance policy for executives upon a change in control. No excise tax gross ups are provided to our executives.
•Short-term incentive awards for 2022 were 100% dependent upon our performance and are measured against objective financial and operational metrics that are intended to link either directly or indirectly to the creation of value for our stockholders.
•The Compensation Committee uses an independent compensation consultant when seeking outside recommendations.
•We balance growth and return objectives, top and bottom line objectives, and short- and long-term objectives to reward overall performance that does not over-emphasize a singular focus.	•Our compensation programs are intended to not encourage imprudent risk-taking.
•50% of our long-term incentives for 2022 were delivered in the form of performance-based RSUs which vest only if pre-established quantifiable financial metrics are achieved over a multi-year period.
•We maintain stock ownership guidelines for executive officers and non-employee directors. We also prohibit executive officers and directors from engaging in any form of hedging or pledging transactions involving our stock.

•We review our pay-for-performance relationship on an annual basis.	•We conduct a stockholder outreach program throughout the year.
•We disclose our corporate performance goals and achievements relative to our STIP goals each year.
Our Commitment to Corporate and Social Responsibility
Guided by our purpose and mindful of our stockholders, customers, communities and others whose trust we value, we are committed to establishing an industry-leading Corporate and Social Responsibility (“CSR”) program. We believe sustainability is a key part of our business strategy. We bring the experience, collaboration, resilience, and courage to explore new opportunities to address relevant ESG issues to better manage risk and generate sustainable, long-term value for our stockholders, customers, healthcare partners and team members. Our Board recognizes the integral role that our corporate purpose and culture plays in the Company’s long-term success, and we believe our ability to proactively manage relevant risks and opportunities demonstrates the effective leadership and government principles that investors desire.
The Nominating and Governance Committee has formal responsibility and oversight for environmental and social policies and programs and receives reporting on key ESG matters and initiatives. Our internal working group on ESG is co-chaired by executive leaders who report directly to the CEO and comprised of geographically diverse employees from multiple business units. The ESG working group serves as the central oversight body for our ESG strategies to fulfill our ESG mission in serving customers, stockholders, employees and the communities we impact through effective and sustainable practices.

Spok’s ESG policies, programs, and practice statements include the following:
a.Environmental Management System
b.Vendor Code of Conduct
c.Vendor/Supplier Diversity Policy
d.Enterprise Labor Rights Policy
e.Conflict Mineral Statement
f.Climate Policy
g.Anti-Discrimination and Anti-Harassment Policy
h.Employee Handbook
i.Annual ESG Report
Environmental Initiatives
The key components of our environmental initiatives include: strategically optimizing our real estate and facilities footprint; improving accessibility of our offices and the preservation of natural resources; empowering and educating our employees; monitoring vendors and suppliers and partnering with those who share our environmental values; producing ESG-focused products for clients, and serving as an ESG example for the public.
•We stock our office pantries with reusable or recyclable products.
•Our offices are located near public transportation or electric car charging stations.
•We have a longstanding practice of offering employees pre-tax public transportation allowances and subsidies.
•We emphasize our commitment to act as a responsible corporate citizen endeavoring to lessen our environmental impact and make our operations environmentally efficient.
•Our Green Working Team brings together employees who are passionate and knowledgeable about the environment and who want to make a difference in their office and community.
•We offer employee awareness training on ESG topics, such as supply chain, consumption, waste reduction/recycling, travel and what employees can do to impact their community.
•We encourage suppliers to adopt sustainability and environmental practices in line with our published Vendor Code of Conduct.
To the extent practical, we expect our vendors to provide us with a reporting and transparency commitment related to sustainability and environmental impacts.
Sustainability
There is a growing need to manage climate risks globally. The Company embraces resource sustainability and environmental restoration as key methods for value creation. Our wireless and software solutions help our clients develop paperless processes that eliminate waste and benefit the economy and the environment. The Company's products and services and internal policies — ranging from our employees' ability to work remotely to proper handling, recovery, and recycling of electronic equipment (laptops, modems, transmitters, and batteries) — help our employees and customers use less energy, and therefore create fewer greenhouse gas emissions. To learn more about our sustainability efforts, please visit our Company website at www.spok.com/about-spok/investor-relations/. Information on the Company’s website is not, and shall not be deemed to be a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.
Diversity and Inclusion
Attracting, developing, and motivating the best people is critical to our success. We strive to create a working environment where employees feel respected and valued for their contributions. We have invested in a new employee recognition program and enhanced the ability for employees to set their own work objectives in line with the Company’s goals.
We strive to provide an inspiring, impactful and dynamic experience to all of our employees. We invest in our employees to ensure we remain an employer of choice and to inspire leadership, creativity, execution and personal growth. In our daily work, we value and reward client focus, integrity, collaboration, expertise and accountability, and we reinforce these values by embedding them into our programs, policies and processes.
The Board, Nominating and Governance Committee, and management regularly engage in in-depth discussions, including discussions regarding the alignment of our culture with our corporate strategy, efforts to shape our corporate culture, succession planning, talent development, and our diversity and inclusion initiatives.

We have a Diversity and Inclusion Council made up of employees representing multiple business segments and various levels of seniority. The Council is committed to improving the understanding of how diversity, equity, and inclusion (“DEI”) affect the accomplishment of Spok’s core values. Being accountable to one another for our actions is a big part of who we are. The Council exists to increase awareness of DEI and to support leadership in optimizing the contributions of the Company. The Council champions the adoption and implementation of DEI goals and recommendations through the entire Company and provide education, training, and tools to all of our employees.
Our human capital management strategy focuses on diversity and promoting an inclusive culture that respects all voices and reflects our core values. Recently, we developed a Corporate and Social Responsibility Policy that details this commitment. By taking an integrated approach that focuses on both opportunities and risks, we believe our evolving CSR strategy allows us to proactively address key reputational and operational risks that threaten the sustainability of our business.
Our solutions improve communications in critical situations, supporting organizations that save lives. It is why we believe strongly in being a good corporate citizen and promoting a company culture of giving back. Through volunteering, charitable fundraising, and other efforts, we provide support that improves people’s lives and makes the world a better place. We have created a culture of giving back and are committed to keeping corporate responsibility a part of everyday work. Our success as a company results from the care and compassion of our team members who bring our culture to life each day. Our team members generously volunteer their time each year, making their communities stronger for everyone.
Corporate and Social Responsibility Engagement
As we consult with our employees, state and community leaders, sustainability professionals and labor and non-profit groups about ways to expand our CSR metrics and enhance our planning process, we continue to develop specific quantitative targets for sustainability goals, and intend to report the Company’s progress toward meeting those goals.
Key CSR efforts include:
•Regular annual workforce training;
•Approved Vendor Certification program;
•Charitable contributions and partnerships with American Lung Association, American Red Cross, Alzheimer’s Association, National MS Society, Camp Odayin and Minnesota Special Olympics;
•Donation drives for the military and first responders;
•Comprehensive corporate wellness program that includes confidential employee assistance counseling, promoting mental, physical, social, and financial health;
•Public safety briefings and workshops;
•Ongoing engagement on third-party CSR initiatives, including the Sustainability Accounting Standards, CEO Action for Diversity and Inclusion Pledge, Responsible Business Alliance Code of Conduct, Universal Declaration of Human Rights, ILO International Labor Standards, OECD Guidelines for Multinational Enterprises, and ISO and SA standards;
•Using environmentally preferred materials ("EPMs") where possible;
•Reducing packaging volume to help lower transportation costs;
•Recycling, refurbishing and/or reusing our products and materials;
•Providing recycling information on product labels;
•Using environmentally friendly cleaning and personal care products; and
•Reducing the volume of waste in landfills.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board is soliciting your proxy. Your proxy will be voted at the Annual Meeting on July 25, 2023, at 10:00 a.m. Eastern Time and at any adjournment(s) or postponement(s) of such meeting. All properly executed written proxies and all properly completed proxies submitted by telephone or by the Internet that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before completion of voting at such meeting.
2. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the Annual Meeting is June 1, 2023. Only stockholders as of the close of business on the Record Date will be entitled to vote and attend the Annual Meeting. On April 1, 2023, there were 19,949,504 shares of our common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
3. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are the stockholder of record. If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 9, below, describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.
It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 9.
4. WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Telephone or Internet: All stockholders of record may vote their shares of common stock by touch-tone telephone using the telephone number on the proxy card or Notice of Internet Availability of Proxy Materials ("Notice")(within the United States, U.S. territories and Canada, there is no charge for the call), or by the Internet, using the procedures and instructions described on the proxy card or Notice and other enclosures. Street name holders may vote by telephone or the Internet if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or other nominee will enclose instructions along with the Notice or proxy materials received from the Company. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
In Writing: All stockholders also may vote by mailing their completed and signed proxy card (in the case of stockholders of record) or their completed and signed voting instruction form (in the case of street name holders).
Annual Meeting: This year, the Annual Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Annual Meeting by visiting the following website:
www.virtualshareholdermeeting.com/SPOK2023
To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting.
Even if you plan to participate in the online Annual Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to participate in the Annual Meeting.

5. WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

Proposal Proposal 1 – Election of Directors (page 56)
Board Recommendation and Voting Requirement
Board Recommendation
The Board recommends a vote “FOR” each of the nominees named in the Proxy Statement.

Voting Requirement
Directors will be elected by a majority of the votes cast. Thus, a nominee will be elected if the votes cast "FOR" the nominee exceed the votes cast "AGAINST" the nominee.

If for any unforeseen reason, a nominee is unable or unwilling to serve, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that any of the persons nominated will be unable or unwilling to serve as a director if elected.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm (page 60)
Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The ratification of the appointment of the independent registered public accounting firm requires a majority of the votes cast. Thus, the selection will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation ("Say-on-Pay") (page 61)
Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The advisory approval of the compensation of the Company's named executive officers requires a majority of the votes cast. Thus, the compensation of the Company’s named executive officers will be approved on an advisory basis if the votes cast “FOR” exceed the votes cast “AGAINST.”
This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

Proposal 4 – Advisory Vote on the Frequency of Future Say-on-Pay Votes ("Say-When-on-Pay") (page 62)
Board Recommendation
The Board recommends a vote for EVERY YEAR.

Voting Requirement
The advisory vote on the frequency of future Say-on-Pay votes requires a majority of the votes cast for approval. Thus, the option of EVERY YEAR, EVERY TWO YEARS or EVERY THREE YEARS will be approved on an advisory basis if the votes cast for such option exceed the votes cast for the other alternatives.

In the event that no option receives a majority of the votes cast, the option that receives the most votes will be considered the option recommended by stockholders. This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making decisions on the frequency of future Say-on-Pay votes.

Proposal 5 – Approval of the Amendment and Restatement of the Company's 2020 Equity Incentive Award Plan (pages 63)
Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The approval of the amendment and restatement of the Company's 2020 Equity Incentive Award Plan requires a majority of the votes cast. Thus, the amendment and restatement of the Company's 2020 Equity Incentive Award Plan will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

6. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results. This year the tabulator will be Broadridge Financial Solutions.
7. WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their voting choice for each matter on the accompanying proxy. If no specific choice is made for one or more matters, proxies that are signed and returned will be voted “FOR” the election of each of the six nominees for director; “FOR” the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2023; “FOR” the advisory vote to approve the compensation of the Company’s named executive officers; for "EVERY YEAR" as the recommended frequency of future Say-on-Pay votes; and "FOR" the approval of the amendment and restatement of the Company's 2020 Equity Incentive Award Plan.
8. WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares.
We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A. Computershare’s address is P.O. Box 43078, Providence, Rhode Island 02940-3078. You can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).
9. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record: If you are a stockholder of record (see Question 3), your shares will not be voted if you do not provide your proxy unless you vote online during the Annual Meeting. We therefore encourage you, regardless of whether you plan to participate in the Annual Meeting, to sign and return your proxy card, or use telephone or Internet voting prior to such meeting, so that your shares of common stock will be represented and voted at the Annual Meeting.
Street Name Holders: If your shares are held in street name (see Question 3) and you do not provide your voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee, but only under certain circumstances. Specifically, under stock exchange rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions. Only the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at the Annual Meeting (specifically, the election of director nominees, the advisory vote to approve the compensation of the Company’s named executive officers, the advisory vote to approve the frequency of future Say-on-Pay votes, and the approval of the amendment and restatement of the Company's 2020 Equity Incentive Award Plan) are not considered “routine” under stock exchange rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on a non-routine matter, your shares will not be voted on the matter, which is referred to as a “broker non-vote.”
OUR BOARD STRONGLY URGES YOU TO SUBMIT YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED AT THE ANNUAL MEETING.
10. ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will be included in determining the presence of a quorum, but will not be included in the totals of votes cast and will not otherwise affect the outcome of the vote at the Annual Meeting. Broker non-votes are described more particularly in Question 9 above.

11. HOW CAN I REVOKE A PROXY?

You can revoke a proxy before the completion of voting at the Annual Meeting by:
(a)giving written notice to the Corporate Secretary of the Company;
(b)delivering a later-dated proxy; or
(c)voting online during the Annual Meeting.
Attendance and participation in the Annual Meeting without voting will NOT cause your previously granted proxy to be revoked. To revoke your previously granted proxy, you must use one of the methods listed above. For shares you held beneficially in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or by attending the Annual Meeting and voting your shares online during such meeting.
If your shares are held in street name (i.e., held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your broker, bank, or other nominee and follow its procedures for changing your voting instructions. You also may revoke your proxy by attending the Annual Meeting and voting your shares online during such meeting.
12. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks, and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Broadridge Investor Communication Solutions, Inc. ("Broadridge") at an anticipated cost of $19,000, plus reimbursement of out of pocket expenses. The Broadridge cost includes support for the virtual Annual Meeting.
13. HOW CAN I ATTEND THE ANNUAL MEETING?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you are a holder or joint holder of Spok common stock as of the close of business on June 1, 2023, or you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting online, view the stockholder list and submit your questions by visiting www.virtualshareholdermeeting.com/SPOK2023. You also will be able to vote your shares electronically at the Annual Meeting.
To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
14. WHY IS THE COMPANY USING A VIRTUAL MEETING?

Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world while also providing improved communication and cost savings for our stockholders and the Company.
You will be able to attend the Annual Meeting of stockholders online, view the stockholder list and submit your questions by visiting www.virtualshareholdermeeting.com/SPOK2023. You also will be able to vote your shares electronically at the Annual Meeting.
15. WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call:
1 (800) 586-1548 (U.S.)
1 (303) 562-9288 (International)

16. HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a proxy or voting instructions by Internet, telephone or mail. In order for us to conduct our meeting, a majority of the shares of common stock issued and outstanding and entitled to vote must be present online or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other nominee (‘broker shares”) that are voted on any matter are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.
17. WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, then either the chairman of the Annual Meeting or the stockholders by vote of the holders of a majority of the stock present or represented by proxy at the Annual Meeting are authorized by our Bylaws to adjourn the Annual Meeting until a quorum is present or represented.
18. WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Vincent D. Kelly and Michael W. Wallace, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of the nominees named in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
19. WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting or in our Quarterly Report on Form 10-Q if filed within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND GOVERNANCE MATTERS
BOARD RESPONSIBILITY, COMPOSITION AND MEETINGS
The primary responsibility of our Board is to foster the long-term success of the Company and, in turn, to oversee the generation of long-term stockholder value. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company. The Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of the Company.
In 2022, we reduced the size of the Board to six members to better align the Board’s size and composition with the Company’s business strategy announced in February 2022. Directors are elected annually at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the six nominees currently serves as a director, and was elected by the stockholders at the 2022 Annual Meeting of Stockholders. Biographical information and qualifications of the nominees for director are included under “Proposal 1 – Election of Directors” on page 56.
The Board holds regular meetings each quarter, and special meetings are held when necessary. The Board’s organizational meeting follows the annual meeting of stockholders. Each year, one of the Board meetings is devoted primarily to reviewing the Company’s long-range plan. The Board held ten meetings in 2022. The Board meets in executive session at every Board meeting. Directors are expected to attend the Board meetings, the annual meeting of stockholders and meetings of committees of the Board on which they serve, with the understanding that, on occasion, a director may be unable to attend a meeting. Each director attended more than 75% of the aggregate of the total number of meetings of the Board and all committees of the board on which he or she served (during the periods that he or she served). All directors attended the 2022 Annual Meeting of Stockholders.
BOARD LEADERSHIP STRUCTURE
The business of the Company is managed under the direction of the Board, whose members are elected annually by the Company’s stockholders. The Board is responsible for leading the Company by exercising its business judgment to act in what each director reasonably believes to be in the best interests of the Company and its stockholders, while engaging in active and independent oversight of the management of the Company’s business. The Board has segregated the positions of Chair of the Board and CEO since the Company’s inception in 2004. The position of Chair of the Board has been filled by an independent director. The Board believes that segregation of these positions has allowed the CEO to focus on managing our day-to-day activities within the parameters established by the Board. The Board believes this structure has served the stockholders well by ensuring the development and implementation of our strategies in the healthcare communications market.
As Chairman of the Board, Ms. Cournoyer assumes key duties to ensure effectiveness and collaboration in all aspects of the Board’s design and operation. In addition, the Chairman of the Board performs the following duties:

•Chairs all regular sessions of the Board and manages the overall Board process;
•Leads the Board in anticipating and responding to crises and calls special meetings for the consideration of risk oversight and other matters;
•Oversees and monitors Board engagement and participation of all directors;
•Assists with director onboarding and orientation programs;
•Models culture, philosophy, inclusivity, and values expected of all directors;
•Encourages open communication and collaboration of all directors and management;
•Represents the Board on occasions where it is important for the Board to respond on matters independently from the Company’s management team;
•Provides guidance and direction to the CEO and management team;
•Engages with stockholders, as may be needed, through verbal or written communications.
GOVERNANCE GUIDELINES, POLICIES AND CODES
The Board has adopted Corporate Governance Guidelines that may be found on our website at www.spok.com/meet-spok/investor-relations. In addition, the Board has adopted a Code of Business Conduct and Ethics (the "Code") that applies to all our directors, officers and employees, including the CEO and Chief Financial Officer (“CFO”). The Code may be found on our website www.spok.com/meet-spok/investor-relations. During 2022, we did not request a waiver of the Code and did not grant any such waivers. Should any amendment or waiver become necessary, we intend to post such amendments to or waivers from the Code (to the extent applicable to the Company’s directors, principal executive officer, principal financial officer or principal accounting officer) on our website. Information on the Company’s website is not, and shall not be deemed to be a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.
BOARD’S RISK OVERSIGHT ROLE
Our primary risks consist of managing our business profitably during the continued transition of declining wireless revenues and subscribers and profitably expanding our software revenues and bookings. In general, the Board, as a whole and at the committee level, oversees our risk management activities. The Board annually reviews management’s long-range plan and the annual budget that results from the strategic planning process. Using that information, the Compensation Committee establishes both the short-term and long-term compensation programs along with the performance criteria that apply to all executives of the Company (including the NEOs). These compensation programs are discussed and ratified by the Board. The compensation programs are designed to focus management on the performance metrics that we expect will drive profitability in our business and long-term stockholder value. See “Compensation Discussion and Analysis - Executive Compensation Design” for additional information regarding risk management related to the Company’s compensation policies and procedures. The Board receives periodic updates from management on the status of our business and performance (including updates outside of the normal Board meetings). Finally, as noted below, the Board is assisted by the Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices and for its oversight of the risks arising from related-party transactions. Thus, in performing its risk oversight, the Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics. We also have a Chief Compliance Officer, who is also the Company’s Vice President of Human Resources and Administration. Our Chief Compliance Officer reports directly to our Chief Executive Officer and attends all meetings of our Board and Audit Committee.
Cybersecurity and Privacy Risk
Protecting the privacy of customer information and the security of our systems and networks is a top priority at Spok. The Board is committed to maintaining strong and meaningful privacy and security protections for our customers’ and the Company’s information. The Audit Committee is responsible for overseeing Spok’s risk management program relating to privacy and cybersecurity. In keeping with the Company's high standards for cybersecurity, Company management will provide regular updates to the Audit Committee on data privacy and cybersecurity matters.

COMMITTEES OF THE BOARD OF DIRECTORS
The Board has established various separately designated standing committees to assist it with performance of its responsibilities. The Board designates the members of these committees and the committee chairs annually at its organizational meeting, which typically follows the annual meeting of stockholders, based on the recommendations of the Nominating and Governance Committee. The Chair of each committee works with Company management to develop the agenda for that committee and determine the frequency and length of committee meetings. After each meeting, each committee provides a full report to the Board.
The Board has adopted written charters for each of these committees. These charters are available on the Company’s website at www.spok.com/meet-spok/investor-relations. The following table summarizes the primary responsibilities of the committees:

Committee	Primary Responsibilities
Audit(1)
The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and financial reporting processes and systems of internal control; the qualifications, independence and performance of the Company’s independent registered public accounting firm, the internal auditors and the internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee also oversees the policies, controls and procedures that Spok management has put in place to identify, manage and mitigate risks related to cybersecurity, privacy and disaster recovery and prepares the Audit Committee Report required by SEC rules. See pages 19 and 20 for further matters related to the Audit Committee, including its report for the year ended December 31, 2022.

Compensation
The Compensation Committee determines, reviews and approves the compensation of the NEOs, including salary, annual short-term incentive awards and long-term incentive awards. The Compensation Committee reviews director compensation and recommends changes in compensation to the Board. In addition, the Compensation Committee evaluates the design and effectiveness of the Company’s incentive programs. See pages 21 through 23 for further matters related to the Compensation Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 25 through 40. The Compensation Committee also prepares the Compensation Committee Report required by SEC rules.

Nominating and Governance
The Nominating and Governance Committee identifies individuals qualified to become Board members consistent with the criteria established by the Board, which are described in the Company’s Corporate Governance Guidelines, and recommends a slate of nominees for election at each annual meeting of stockholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees; advises the Board on ESG matters, including the development of recommendations to the Board on the Company’s ESG Guidelines; and oversees the self-evaluation process of the Board and its committees.

(1) In the latter part of 2022, the Cybersecurity Committee was dissolved and its duties and responsibilities were assigned to the Audit Committee, and the Capital Allocation Committee was dissolved and its duties and responsibilities were assigned to the full Board.

The following table sets forth the current members of each committee, currently consisting only of non-executive directors, and the number of meetings held during 2022.

Directors	Audit(1)	Compensation(2)	Nominating and Governance(3)
Dr. Bobbie Byrne		Member	Member
Christine M. Cournoyer(4)	Member		Chair
Randy Hyun	Member	Chair
Brett Shockley	Member	Member	Member
Todd Stein	Chair
2022 Meetings	4	2	1
(1)The Audit Committee consists entirely of non-executive directors, all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that all members of the Audit Committee are financially literate and that Todd Stein is an “audit committee financial expert” within the meaning set forth in SEC regulations.
(2)The Compensation Committee consists entirely of non-executive directors, all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ, are non-employee directors for the purposes of Rule 16b-3 of the Exchange Act, and satisfy the requirements of Internal Revenue Code Section 162(m) for outside directors.
(3)The Nominating and Governance Committee consists entirely of non-executive directors, all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ.
(4)Chair of the Board of Directors.

DIRECTORS
Process for Nominating Directors
The Nominating and Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the annual meeting of stockholders.
In identifying potential candidates for Board membership, the Nominating and Governance Committee relies on suggestions and recommendations from directors, management, stockholders and others, including from time to time executive search and board advisory firms. The Nominating and Governance Committee has the sole authority to retain, compensate and terminate any search firm or firms to be used in connection with the identification and assessment of director candidates.
The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. We have not adopted a formal process because we believe that an informal consideration process has served stockholders well. The Nominating and Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for the Nominating and Governance Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of our Secretary, at least six months before the next annual meeting of stockholders to ensure time for meaningful consideration by the Nominating and Governance Committee. The approach for nominating directors is the same regardless if the nominees are submitted to the Nominating and Governance Committee by stockholders or if the nominees are recommended by the Company or the Board. The Company’s Bylaws set forth the procedures and the timeline that a stockholder must follow to nominate directors (see “Stockholder Proposals and Company Documents” on page 76).
The current composition of our Board is discussed under “Board Responsibility, Composition and Meetings” on page 11. Biographical information and qualifications of the nominees for director are included under “Proposal 1-Election of Directors” on page 56.

Director Qualifications and Board Diversity
The Nominating and Governance Committee considers Board candidates based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience and any other factors appropriate in the context of an assessment of the Nominating and Governance Committee’s understanding of the needs of the Board at that time. In addition, the Nominating and Governance Committee considers whether the individual satisfies criteria for independence, as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company.
The Nominating and Governance Committee is focused on diversity, and as part of its review of Board candidates, the Nominating and Governance Committee considers diversity in the context of age, business experience, knowledge and perspective from other fields or industries such as investment banking, manufacturing, professional services, government services or consulting, among others. This consideration is included as part of the overall decision on the candidates for the Board.

Board Diversity Matrix
The following table represents the Board Diversity Matrix as of December 31, 2022

Board Size:
Total Number of Directors	6
Part I: Gender Identity	Female	Male	Non-Binary	Did not Disclose Gender
Directors	2	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Under “Proposal 1 – Election of Directors,” we provide our overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills considered by the Nominating and Governance Committee and the Board as relevant to achieving the Company’s strategic direction and overseeing its operations.

Director Independence Determinations
The NASDAQ corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with our Company. Based upon both detailed written submissions by members of the Board and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable NASDAQ corporate governance rules, the Board has determined that all of our current directors are independent, with the exception of Mr. Kelly, our CEO. In making these independence determinations, the Board also reviewed Dr. Byrne's relationship with Advocate Aurora Health, as discussed below.
Compensation of Directors
The Company’s philosophy is to provide competitive compensation necessary to attract and retain highly qualified non-executive directors, while also ensuring that non-executive directors' interests are strongly aligned with those of our stockholders. Directors who are full-time employees of the Company (currently, only Mr. Kelly) receive no additional compensation for service as a director.
The Compensation Committee periodically reviews the competitiveness of director compensation, considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. There were no changes made to the target compensation levels for non-executive directors in 2022, although the Board determined to resume payment of cash compensation to non-executive directors. Cash compensation had been temporarily suspended beginning in 2020, and replaced with equity awards in the form of deferred stock units ("DSUs") or restricted shares of common stock ("restricted stock").
Our director compensation program provides that each non-executive director will receive an award of restricted stock quarterly based upon the closing price per share of our common stock at the end of each quarter, such that each non-executive director will receive $60,000 per year of restricted stock ($70,000 for the Chair of the Audit Committee). The restricted stock will vest on the earlier of a change in control of the Company or one year from the date of grant. In connection with the review of our strategic alternatives that began in 2021 and continued into 2022, the board determined to eliminate the restricted stock award under our director compensation program for the first three quarters of 2022 and grant an equivalent amount of cash to our non-employee directors during this period. Our regular grants of restricted stock under our director compensation program were reinstated for the fourth quarter of 2022. In addition, the non-executive directors were entitled to their standard annual retainer paid in the form of cash compensation of $45,000 per year ($55,000 for the Chair of the Audit Committee), also payable quarterly.
The following table presents the cash and equity compensation elements in place during 2022 and paid in quarterly installments for our non-executive directors:

Type of Compensation	Non-Executive Director (excluding Chair of Audit Committee)	Chair of Audit Committee
Annual Cash Fee(1)	$45,000	$55,000
Annual Restricted Stock Award Value(1)(2)	$60,000	$70,000
(1) Both the cash fee and restricted stock awards are paid or granted, as applicable, in quarterly installments.
(2) Restricted stock vests one year following the grant date, subject to earlier vesting upon a change in control. Due to the now concluded strategic alternatives review process, the board eliminated the 2022 restricted stock award for the first three quarters of 2022 and substituted an equivalent amount of cash to our non-employee directors during this period.

The non-executive directors were reimbursed for reasonable out-of-pocket Board-related expenses incurred. No other annual fees were paid to these non-executive directors.
The following table sets forth the compensation earned by the non-executive directors for the year ended December 31, 2022:

Directors	Fees Earned or Paid in Cash ($)(3)	Stock Award ($)(1)	Total ($)
Royce Yudkoff(2)	70,679	—	70,679
N. Blair Butterfield(2)	70,679	—	70,679
Dr. Bobbie Byrne	90,000	15,000	105,000
Christine M. Cournoyer	90,000	15,000	105,000
Stacia A. Hylton(2)	70,679	—	70,679
Randy Hyun	90,000	15,000	105,000
Matthew Oristano(2)	83,886	—	83,886
Brett Shockley	90,000	15,000	105,000
Todd Stein	92,500	17,500	110,000
(1) Amounts shown reflect the grant date fair value of annual restricted stock awards as determined under FASB ASC Topic 718.
(2) Mr. Yudkoff, Mr. Butterfield, Ms. Hylton, and Mr. Oristano did not stand for reelection as directors at the 2022 Annual Meeting. All of their restricted shares vested upon their retirement.
(3) Cash compensation includes cash in lieu of stock awards for the first three quarters of 2022.
As of December 31, 2022, our non-executive directors had the following number of DSUs and shares of restricted stock outstanding:

Directors	DSUs (#)	Restricted Stock (#)
Dr. Bobbie Byrne	5,637	1,963
Christine M. Cournoyer	5,637	1,963
Randy Hyun	—	1,963
Brett Shockley	—	1,963
Todd Stein	—	2,291
Non-Executive Director Compensation Actions for 2023
The Board believes that our non-executive director compensation levels, which have not changed since July of 2013 and remain below the median compensation level paid by our peer group, appropriately align compensation with stockholder value. Accordingly, the Board determined to leave non-executive director compensation levels unchanged for 2023.
Stock Ownership Guidelines for Non-Executive Directors and Prohibitions on Pledging and Hedging
The Board believes that stock ownership guidelines further align the interests of directors with those of the Company’s stockholders. The non-executive directors are required to hold shares of common stock and/or restricted stock equal to $135,000 for each non-executive director and $165,000 for the Chair of the Audit Committee (calculated as three times the annual cash fee) as measured on June 30 of each year. All non-executive directors will have a three-year grace period to reach the ownership threshold. All non-executive directors have met the stock ownership guidelines as of December 31, 2022.
Our non-executive directors each remained committed to holding a meaningful ownership interest in the Company as we continue our transition from a wireless-centric business model to a growth-oriented healthcare communications model. In particular, none of our non-executive directors have sold shares of our common stock held by them directly since May 2013. The Company’s non-executive directors are not permitted to engage in hedging activities with respect to our stock and are not permitted to pledge their shares of our stock.
Board Tenure

In 2022, the Company reduced the size of its Board to six members to better align the Board's size and composition with the Company's business strategy announced in February 2022.
The Nominating and Governance Committee, as part of its evaluation of nominees to the Board, reviewed the tenure of each nominee. Of the five independent nominees, the longest tenured independent director joined the Board in 2018, and at the time of the Annual Meeting, the average tenure of the five independent nominees will be less than four years. The Nominating and Governance Committee considered the Company’s strategic business plan. These nominees understand how the Company’s strategies and operations have evolved to support a renewed focus on the existing software and wireless businesses. The Nominating and Governance Committee believes that these nominees have a unique perspective regarding the Company's business strategy that would best provide long-term stockholder value. Based on this evaluation, the Nominating and Governance Committee believes that the six nominees should be elected as directors. The Nominating and Governance Committee will continue to evaluate Board composition annually and make its annual nominations accordingly.
Annual Performance Evaluation
The Chair of the Nominating and Governance Committee oversees an annual Board evaluation process. The process consists of individual interviews and detailed assessments, addressing such topics as Board composition and independence; the oversight of Company strategy; individual director engagement and performance; the quality of Board information and communication; director skills, expertise and education; as well as the performance and composition of individual Board committees. Additionally, each director is asked to comment on the Board’s overall effectiveness, including the identification of areas of improvement. Based on the results of this detailed evaluation, plus additional input received throughout the year, appropriate steps are taken to ensure that the Board is adhering to best-in-class governance standards. The Company's annual evaluation supported the Nominating and Governance Committee's nomination of six current directors as nominees for re-election at this year's Annual Meeting.
Stockholders’ Communications
We have not developed a formal process by which stockholders communicate directly to the Board. An informal process, in which stockholder communications directed to the Board are received by the Secretary and the communications (or summaries thereof) are provided to the Board, has served the Board’s and the stockholders’ needs well. All communications received are immediately communicated electronically to the Board or Committee Chairman, where appropriate. Responses, if appropriate, to these communications may come from the Secretary or a Board member. Accordingly, any communications to the Board should be addressed to the Board and sent in care of our Secretary at the following address: Spok Holdings, Inc., c/o Secretary, 5911 Kingstowne Village Parkway, 6th Floor, Alexandria, Virginia 22315.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT
To our Stockholders:
In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The Audit Committee oversees the financial reporting process on behalf of the Board.
Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including the system of internal controls. Grant Thornton LLP (the “auditor”) is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.
In discharging its oversight responsibility, the Audit Committee reviewed and discussed with management and the auditor the audited financial statements that were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The Audit Committee discussed with the auditor the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditor the auditor’s independence from the Company and its management and received the written disclosures and letter from the auditor as required by the applicable requirements of the PCAOB regarding the auditor’s communications with the Audit Committee concerning independence.
Based on the foregoing, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Audit Committee:
Todd Stein, Chair
Randy Hyun
Brett Shockley
Christine Cournoyer

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table summarizes fees billed to us through March 31, 2023, by Grant Thornton LLP relating to services provided for the periods stated.

	For the Year Ended December 31,
Fees	2022	2021
Audit Fees(1)	$1,006,500	$1,210,725
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,006,500	$1,210,725
(1)The audit fees (including out-of-pocket expenses) for the years ended December 31, 2022, and 2021, were for professional services rendered during the audits of our consolidated financial statements and our internal control over financial reporting, for reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and for reviews of other filings made by us with the SEC.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.
The Audit Committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next Audit Committee meeting.
All audit fees in 2022 and 2021 were approved by the Audit Committee pursuant to our pre-approval policy.

COMPENSATION COMMITTEE MATTERS
INTRODUCTION
The Compensation Committee consists entirely of non-executive directors, all of whom are independent directors as the term is defined by NASDAQ rules. The committee's responsibilities are described below and set forth in the Compensation Committee Charter that can be viewed online on the Company website at www.spok.com/meet-spok/investor-relations.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During all or part of 2022, Randy Hyun (Chair), Brett Shockley, Bobbie Byrne, Blair Butterfield and Royce Yudkoff served on the Compensation Committee. None of the members of the Compensation Committee that served during 2022 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person. In addition, during 2022, no member of our Board or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of an entity that has one or more executive officers serving as members of our Board or our Compensation Committee.
COMPENSATION COMMITTEE PROCEDURES
Scope of Authority
The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:
•review and approve the Company’s overall executive compensation philosophy and design;
•review and approve corporate goals and objectives relevant to the compensation of our CEO and all executive officers (including the NEOs);
•make recommendations to the Board with respect to incentive compensation plans and equity based plans, administer and make awards under such plans and review the cumulative effect of its actions;
•monitor compliance by executives with our stock ownership guidelines;
•monitor risks related to the design of the Company’s compensation program;
•determine the independence and lack of conflicts of interest of its outside compensation consultants;
•review and discuss with management our Compensation Discussion and Analysis; and
•prepare and approve the Compensation Committee’s Report for inclusion in the annual proxy statement.
In accordance with its charter, the Compensation Committee may delegate its authority to the Chair of the Compensation Committee when it deems appropriate, unless prohibited by law, regulation or NASDAQ listing standards.
Processes and Procedures for Establishing Executive Compensation
The primary processes and procedures for establishing and overseeing executive compensation include:
Compensation Committee Meetings. The Compensation Committee had two formal meetings in 2022 and conducted other deliberations by email in lieu of formal meetings. The Chair of the Compensation Committee, in consultation with the other members, sets the meeting agendas. The Compensation Committee reports its actions and recommendations to the Board.
Role of Consultants. The Compensation Committee previously engaged Korn Ferry for purposes of evaluating the 2021 executive compensation program. Based on the results of this evaluation and the lack of material change to our executive compensation program for 2022, the Compensation Committee did not engage any compensation consultants for purposes of evaluating the 2022 overall executive compensation program. During 2022, the Compensation Committee engaged AON, an independent consulting firm, to review the Company's peer group. The Compensation Committee has ordinarily engaged independent compensation consultants every two years to review the structure and design of our executive compensation programs, with the most recent review having been completed in 2021. In early 2023, the Compensation Committee engaged AON to conduct a comprehensive review of our executive compensation programs, which is currently in process.

The Company's executive compensation program for 2021 was approved by 69% of the votes cast (excluding abstentions and broker non-votes) on the Say-on-Pay proposal at the 2022 Annual Meeting of Stockholders. Although a significant majority of our stockholders expressed support for our NEO compensation program, we were disappointed by these results and undertook stockholder engagement efforts to solicit and understand feedback from stockholders on our NEO pay practices. See the section below entitled “Compensation Discussion and Analysis – 2022 Say-on-Pay Results and Stockholder Outreach” for additional information.
Role of Management
•The Company’s management provides input on overall executive compensation program design for the Compensation Committee’s consideration.
•Each year, our CEO presents to the Compensation Committee recommendations for the compensation of the Company’s NEOs (other than himself), as well as certain other officers. The Compensation Committee reviews and discusses these recommendations with the CEO and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The CEO has no role in setting his own compensation.
•At the beginning of each year, our CEO presents the Company’s proposed annual performance criteria to the Compensation Committee for the Compensation Committee’s consideration in establishing the short-term and long-term incentive performance criteria.

COMPENSATION COMMITTEE REPORT
To our Stockholders:
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee:
Randy Hyun, Chair
Brett Shockley
Bobbie Byrne

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS
Our executive officers serve at the pleasure of the Board (only Mr. Kelly has an employment contract). Set forth below is biographical information for each of our executive officers who is not also a director. Our CEO, Mr. Kelly, is a director of the Company.
Calvin C. Rice, age 37, was appointed Chief Financial Officer on August 1, 2022 and has served as Chief Accounting Officer of the Company since March 2020. Previously, he served as the Company's Controller from October 2018 to August 2022, as director of technical accounting and SEC reporting from January 2016 through October 2018, and as a senior manager of revenue from March 2014 through December 2015. Prior to joining the Company, Mr. Rice served as a senior consultant with SC&H Group Inc. Before joining SC&H, Mr. Rice worked at Moodlerooms, Inc. as an accountant. He received his bachelor's of science in accounting from Towson University and is a licensed Certified Public Accountant and Certified Internal Auditor. Mr. Rice became an NEO upon his appointment as CFO on August 1, 2022.
Michael W. Wallace, age 54, was appointed president of Spok, Inc., a wholly owned operating subsidiary of the Company, in August 2022. Mr. Wallace has also served as the Company's Chief Operating Officer since January 2, 2020. Mr. Wallace previously served as the Company's Chief Financial Officer from March 2017 through July 2022. Prior to joining the Company, Mr. Wallace spent more than 25 years as a financial executive at both public and private companies, most recently as Executive Vice President and CFO at Intermedix Corporation, a healthcare revenue cycle/practice management and data analytics solution provider since August 2013. Prior to joining Intermedix, he was the Executive Vice President and CFO of The Elephant Group (d.b.a. Saveology.com), a leading Internet-based, direct-to-consumer marketing platform. Prior to that, he served as Senior Vice President and CFO of Radiology Corporation of America, a national provider of mobile and fixed-site positron emission tomography (PET) imaging services. Mr. Wallace has also served as an Assistant Chief Accountant in the Securities and Exchange Commission’s (SEC) Division of Enforcement and was a member of the Commission’s Financial Fraud Task Force in Washington, D.C. Prior to being at the SEC, Mr. Wallace served as CFO at Inktel Direct Corporation, a direct marketing service firm, CELLIT Technologies, Inc., a software company serving the contact center marketplace, and Kellstrom Industries, Inc., a publicly held global aerospace company. Before joining Kellstrom, Mr. Wallace worked at KPMG Peat Marwick, LLP in Miami for more than seven years. He received his bachelor’s degree in business administration from the University of Notre Dame and is a licensed Certified Public Accountant.
Sharon Woods Keisling, age 54, was appointed Corporate Secretary of USA Mobility, Inc. (now operating as Spok, Inc.) in July 2007 and Treasurer in October 2008. Ms. Woods Keisling joined Metrocall, Inc. in August 1989. Ms. Woods Keisling was named Vice President of Treasury Operations with the merger of Arch and Metrocall in 2004. Prior to this appointment, she held positions in Accounts Receivable and IT. Ms. Woods Keisling currently serves as a director of Spok, Inc., Arch Wireless, Spok AUS Pty Ltd., Spok Middle East, Inc., and Spok UK Ltd., all wholly owned subsidiaries of the Company. Ms. Woods Keisling holds a Bachelor of Arts in Accounting from Kings College and has over 30 years of cash operation experience.

COMPENSATION DISCUSSION AND ANALYSIS TABLE OF CONTENTS

COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
We will provide a detailed discussion of our executive compensation with a focus on the Compensation Committee’s decisions with respect to our NEOs. Our NEOs in 2022 were:

NAME	POSITION
Vincent D. Kelly	President and Chief Executive Officer
Calvin C. Rice	Chief Financial Officer
Michael W. Wallace	Chief Operating Officer
Sharon Woods Keisling	Corporate Secretary and Treasurer
EXECUTIVE SUMMARY
2022 Say-on-Pay Results and Stockholder Outreach
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides stockholders with a non-binding advisory vote (“Say-on-Pay”) on the compensation of our NEOs as such compensation is disclosed in our annual proxy statement. We hold these votes annually. At our 2022 Annual Meeting of Stockholders, the 2021 NEO compensation program was approved by 69% of the votes cast (excluding abstentions and broker non-votes). Although a significant majority of our stockholders expressed support for our NEO compensation program, we were disappointed by these results given our stockholders exhibited stronger support for our executive compensation proposals in prior years, with approval rates over 90% in recent years. Following our 2022 Annual Meeting of Stockholders and through April 2023, we undertook engagement efforts to solicit and understand feedback from stockholders on our NEO pay practices, as well as on our operational and financial performance. A more detailed discussion of our stockholder outreach is included in the section "Stockholder Outreach" on page 30.

Importantly, no specific concerns were raised by stockholders regarding the structure of our executive compensation program design or specific compensation decisions during these outreach efforts. However, in its continued effort to align executive compensation with competitive pay levels, shareholder returns and the Company’s financial and operational performance, and mindful of Say on Pay results, the Compensation Committee determined, with the agreement of Mr. Kelly and Mr. Wallace, to reduce the compensation for these executives in 2023 by $400,000 (or 19% of target total compensation) for Mr. Kelly and $150,000 (or 11% of target total compensation for Mr. Wallace). In addition, the Compensation Committee continues to use a number of our positive executive compensation policies and practices, which it has implemented in recent years with guidance from its independent compensation consultants. These include granting 50% of our NEOs’ LTIP award in the form of performance-based RSUs that only vest at the end of a three year performance period to the extent the applicable performance goals have been achieved; setting rigorous goals under our STIP and awarding performance upon a strict analysis against quantitative metrics; and retaining policies regarding minimum stock ownership guidelines for all of our NEOs, maintaining a prohibition on hedging or pledging our shares and a clawback policy regarding adjustment or recovery of compensation. The Compensation Committee has ordinarily engaged independent compensation consultants every two years to review the structure and design of our executive compensation programs, with the most recent review having been completed in 2021. In early 2023, the Compensation Committee engaged Aon to conduct a comprehensive review of our executive compensation programs, which is currently in process, and, taking into account recent Say on Pay results, expects to consider any recommendations resulting from this review.

The Compensation Committee will continue to solicit stockholder feedback and consider input from our independent compensation consultant and the outcomes of future Say on Pay votes when assessing our executive compensation program and policies and making compensation decisions regarding our executive officers.

Compensation Philosophy
The Company's compensation philosophy is intended to motivate executives to achieve Spok’s strategic goals and operational plans and attract and retain high-quality talent while the Company transitions from a wireless-centric business model to a growth-oriented healthcare communications model. While our increase in research and development costs are indicative of our transition efforts, we are still several years from completing this transition. Our Company believes that attracting and retaining key personnel is always critical. However, during this transition it is even more imperative that key personnel remain with the Company as we build the foundation for our future success. This philosophy is supported by an executive compensation program including a pay-for-performance objective that aligns executive compensation with stockholder value as well as an equity interest in the Company which aligns executive financial interests with those of our stockholders. That philosophy is translated into the executive compensation program design based on the following principles:

Link compensation to performance.

Compensation levels should reflect performance. This is accomplished by:

•Motivating, recognizing, and rewarding individual excellence;
•Paying short-term cash bonuses based upon Company financial performance, by setting rigorous annual financial performance targets and strictly adhering to the preset targets when determining award payouts; and
•Linking elements of long-term compensation to the Company’s financial performance coupled with preserving value through continued stewardship over time.

Maintain competitive but reasonable compensation levels.

We strive to balance programs and levels of compensation that are competitive with those offered by companies of similar size, including our peer group (which is created based on input from our independent compensation consultant, AON), with compensation levels and incentives that are appropriate for the Company.

Align management’s interests with those of stockholders.

We seek to implement programs that will retain the executives while increasing long-term stockholder value by providing competitive compensation and granting long-term equity-based incentives.

CEO Pay Ratio
The 2022 compensation disclosure ratio of the annual total compensation of the Company’s chief executive officer to the median annual total compensation of all Company employees is as follows:

Category	2022 Total Compensation and Ratio

Annual total compensation of Vincent D. Kelly, Chief Executive Officer	$2,241,962

Annual total compensation of our median employee	$102,229

Ratio of the annual total compensation of Vincent D. Kelly, Chief Executive Officer as compared to the annual total compensation of our median employee	22:1

The calculation of annual total compensation of our median employee was determined in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table. We identified the median employee by examining the 2022 total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022. We included all employees, whether employed on a full-time, part-time, or seasonal basis; we did not make any assumptions, adjustments, or estimates with respect to total compensation, with the exception of annualizing the salary compensation for any full-time employees that were not employed by us for all of 2022.
Strategic Business Plan and Company Financial Performance
In February 2022, our Board announced a strategic business plan that prioritized maximizing free cash flow and returning capital to stockholders. This plan was successfully executed and completed by the end of 2022 and included the discontinuation of Spok Go and all associated costs. In alignment with this pivot, we increased our quarterly dividend by 150%, from $0.125 per share to $0.3125 per share, and returned approximately $25.0 million in dividends to shareholders in 2022.
The following graphs provide a summary of the Company’s annual financial performance over the five-year period ended December 31, 2022. Wireless revenue, software revenue, software operations bookings, and adjusted operating and capital expenses performance measures are used by the Compensation Committee as performance criteria for the 2022 short-term incentive plan (“STIP”). The Compensation Committee believes the use of these metrics links incentive award opportunities to the attainment of performance criteria in these areas, which are key strategic and financial performance measures for the Company.

(1) Adjusted Operating and Capital Expenses exclude severance, goodwill impairment, depreciation, amortization and accretion, capitalized software costs, and stock-based compensation expense.

(1)    Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales for our CCS of products, or for periods prior to 2022, subscriptions, professional services and signature support for our Spok Go SaaS offering, which were discontinued in 2022. These contractual arrangements (bookings) represent future revenue.

CASH RETURNED TO STOCKHOLDERS
($ IN MILLIONS)
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$13.5
$10.1
$6.6
$9.8
$9.8
$10.0
$25.0
2018
2019
2020
2021
2022
Dividend Distribution to Shareholders
Share Repurchases

STOCKHOLDER OUTREACH
On an annual basis, the compensation of our NEOs is submitted to our stockholders for a Say-on-Pay vote. In 2022, the 2021 NEO Compensation Program was approved by 69% of the votes cast (excluding abstentions and broker non-votes). Although a significant majority of our stockholders expressed support for our NEO compensation program, we were disappointed by these results. Following our 2022 Annual Meeting of Stockholders and through April 2023, we undertook engagement efforts to solicit and understand feedback from our stockholders on our NEO pay practices, as well as on our operational and financial performance. This 2022 and 2023 stockholder outreach consisted of the following:

1)Contacting our top stockholders. In 2022, we received requests for individualized meetings representing 38.51% of our stockholders.
2)Conducting quarterly reviews of our financial and operating results. For those stockholders who cannot attend the live meetings, we provide a recording of the reviews that can be accessed for 14 days subsequent to the live meeting; and
3)Meeting individually with investors or interested parties who request meetings with management to discuss our financial or operating results.
For this stockholder outreach, the agenda generally included: (1) a review of the Company's operations and results to date, (2) a discussion of the Company's strategic direction outlining the Company's plans to continue transitioning from a declining wireless revenue base to a profitable growing healthcare communications software business; and (3) any other matters that were of interest to investors including the Company's compensation philosophy, long-term stockholder value and its alignment with the Company's strategic direction. Generally, the CEO, COO, CFO, and our investor relations professionals took part in these discussions, and our stockholders were free to make inquiries about any matter of interest to the stockholder.
Importantly, no specific concerns were raised by stockholders regarding the structure of our executive compensation program design or specific compensation decisions during these outreach efforts. However, the Compensation Committee continued to evaluate potential changes to our executive compensation program for 2023. See the section above entitled “Compensation Discussion and Analysis – 2022 Say-on-Pay Results and Stockholder Outreach” for additional information on the actions taken by our Compensation Committee in response to this vote.

EXECUTIVE COMPENSATION DESIGN
Objectives
The design of our executive compensation program reflects the unique strategic situation of the Company while incorporating the compensation principles of our Compensation Philosophy. The Company has returned $84.8 million between January 1, 2018, and December 31, 2022, in the form of cash distributions (including dividends) and common stock repurchases.
For all of our executives, which include the NEOs, incentive compensation for 2022 was determined by the Compensation Committee and ratified by the Board. The Compensation Committee believes that elements of incentive compensation paid to executives should be closely aligned with the Company’s short-term and long-term performance; linked to specific, measurable results which create value for stockholders; and assist the Company in attracting and retaining key executives critical to long-term success.
In establishing compensation for executives, the Compensation Committee has the following objectives:
•Attract and retain individuals of superior ability and managerial talent;
•Ensure compensation performance criteria are aligned with our corporate strategies, business objectives and the long-term interests of our stockholders through profitable management of our transition;
•Achieve key strategic and financial performance measures by linking incentive award opportunities to attainment of performance criteria in these areas; and
•Focus executive performance on long-term stockholder value, as well as promoting retention of key staff, by providing a portion of total compensation opportunities in the form of direct ownership in our Company through performance and time-based RSUs, which are payable in our common stock when such RSUs vest.
The Board discusses with management the Company’s operational priorities, strategic direction, budget assumptions including headcount, sales, research and development spending, capital expenditures, revenue growth, subscriber churn, maintenance retention and other elements supporting the Company’s long-range plan (“LRP”), including a five-year projection of the Company's operations and performance. The Board also reviews a detailed narrative which encapsulates this process. The Board takes great care in setting compensation plans, including determination of performance criteria, to ensure plans are robust and compensation is adequately proportioned between cash and equity in order to create both short-term stability and long-term focus. The Board and Compensation Committee actively and independently consider the performance criteria and management projections when determining the appropriate performance criteria for use in STIP and LTIP as the basis for motivating executive performance.
Prior to establishing the compensation plans, the Board and the Compensation Committee review with management the Company’s LRP. This LRP was reviewed with the full Board during the year. Based on this understanding of the Company’s operations and plans as detailed in the LRP, the Compensation Committee identified all key performance criteria, as further outlined under the Short-Term and Long-Term Incentive Compensation sections, that, in the judgment of the Compensation Committee, would support the Company’s capital allocation and long-term stockholder value creation plans. The Compensation Committee believes that the selected performance criteria for both the STIP and LTIP incentivize management to weigh its operational decisions in a manner that best supports the interests of stockholders.
Given the industry in which we operate, we have established base compensation, cash bonuses and equity incentives at levels consistent with those for executives, including NEOs, of comparable companies and that they are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. Our Compensation Committee believes a significant portion of our executives', including NEOs', compensation should be tied to our performance.
As is common in the technology sector and with our industry peers, equity awards are a key compensation-related motivator in attracting and retaining executive officers in addition to base salary and cash bonuses. Each of these components is discussed in further detail in later sections.

The Compensation Committee also established policies which prohibit executives, including the NEOs, from hedging or pledging their shares of the Company’s common stock. In addition, our Compensation Committee has instituted a clawback policy regarding adjustment or recovery of compensation. Such policies also reduce risks associated with the Company’s compensation policies. Our compensation policies and practices are not likely to have a material adverse impact on the Company.
Relationships with Compensation Consultants and Use of Peer Groups
The Compensation Committee believes that our executive compensation program supports our pay for performance philosophy and appropriately aligns executive compensation with stockholder value. Accordingly, the Compensation Committee determined that no material changes would be made to the form, amounts and structure of the 2022 Executive Compensation Program.
For 2022, the Compensation Committee engaged AON, an independent consulting firm, to review the Company's peer group. AON held discussions with management and the chair of the Compensation Committee, and based on their respective input, proposed changes to the peer group, which is updated periodically, for the Compensation Committee’s consideration. In updating the peer group, AON and the Compensation Committee considered Spok’s revenue mix between wireless services and software solutions, with an emphasis on the software business, which is expected to generate more of the Company’s revenues over time, and selected a blend of companies that operate within these discrete businesses. The following companies were removed from our peer group as part of this review:
•Vocera Communications, Inc.(1)
•Orbcomm, Inc.(1)
•Castlight Health, Inc.(1)
•Globalstar, Inc.
•ATN
•NextGen Healthcare Inc.
•Ooma, Inc.

Our current peer group has been developed based on this review and consists of the following companies:

•American Software Inc.	•KORE Group Holdings Inc.
•CareCloud, Inc.	•LiveVox Holdings, Inc.
•Computer Programs and Systems, Inc.	•NantHealth Inc.
•Domo, Inc.	•OptimizeRx Corporation
•eGain Corporation	•Tabula Rasa Healthcare, Inc.
•Health Catalyst, Inc.	•UpHealth, Inc.
•HealthStream, Inc.	•Weave Communications, Inc.
•Kaltura, Inc.
(1) No longer publicly held company as a result of merger and acquisition transaction.
The Compensation Committee previously engaged Korn Ferry for purposes of evaluating the 2021 executive compensation program. Based on the results of this evaluation and the lack of material change to our executive compensation program for 2022, the Compensation Committee did not engage any compensation consultants for purposes of evaluating the 2022 overall executive compensation program. For 2022, the Compensation Committee engaged AON, an independent consulting firm, to review the Company's peer group, as previously mentioned and described above.
2022 EXECUTIVE COMPENSATION PROGRAM DECISIONS
The elements of our executive compensation program, all of which are discussed in greater detail below, include:
•Base Salary;
•Short-Term Incentive Compensation;
•Long-Term Incentive Compensation;
•Termination and Change-in-Control Arrangements; and
•All Other Compensation (consisting of Employee Benefits and Limited Perquisites).

The following chart summarizes the key pay elements during 2022 for our executives including the NEOs.

COMPENSATION ELEMENT	FORM	PURPOSE	HOW IT LINKS TO PERFORMANCE
FIXED	Base Salary	Cash	To provide a stable, reliable source of income sufficient to retain talent	Reviewed annually by the Compensation Committee in light of performance factors (Company and individual) and competitive market compensation practices
	Long-Term Time Based Awards	Equity	To provide a stable and reliable source of income as an element of long-term retention and encourage a sense of ownership among executives and NEOs	
AT-RISK	Short-Term Incentive Bonus [(1)]	Cash	To motivate, recognize, retain and reward the achievement of annual financial and other performance criteria as established by the Compensation Committee	Variable and based on achievements of pre-established Company performance criteria as directed by Compensation Committee
	Long-Term Incentive Awards [(1)]	Equity	To motivate, recognize, retain and reward NEOs based on long-term Company performance criteria as established by the Compensation Committee	Variable and based on achievement of Company performance criteria as directed by the Compensation Committee • Performance-Based RSUs- only pay if the applicable performance criteria are met over the defined multi-year performance period

(1)The “At-Risk” compensation elements are based on incentive plans approved in advance by the Compensation Committee. The 2022 STIP was 100% performance-based while the LTIP was 50% performance-based and 50% time-based. Both the performance-based STIP and LTIP awards provided for non-payment or caps on potential payment of the awards if the pre-established performance criteria are not met or exceeded. Both the performance-based STIP and LTIP awards provided that if certain pre-established performance minimums are not met, no payment is made on the performance-based components. In 2022, as we have done in prior years, we set rigorous financial performance metrics and strictly adhered to the pre-established metrics when determining STIP payouts to our NEOs.
Base Salary
Base salaries are intended to provide our NEOs with a degree of financial certainty and stability that does not depend on our performance, and are part of the total compensation package that the Compensation Committee believes is necessary to help ensure the retention of our NEOs. The base salary element of our compensation program is designed to be competitive with compensation paid to similarly situated, competent and skilled executives. Based on the Company’s planned operations for 2022 and the Compensation Committee's review of the executive compensation program, the Compensation Committee did not increase the NEO base salary rates for 2022 with the exceptions of Mr. Rice, who received an increase in his base salary to $300,000 on February 17, 2022, based on increased responsibilities in relation to the Company's strategic business plan, and Ms. Woods Keisling, who received an increase in her base salary to $250,000 on February 17, 2022, based on market adjustments.
As a response to the COVID-19 pandemic, the Company enacted a Company-wide plan that reduced work schedules with a related temporary reduction in salary (i.e., furloughs), which was effective for portions of 2020 and 2021. Although base salary rates remained unchanged, this reduction in work schedules had the effect of reducing the amount of salaries paid to all employees, including the NEOs. Full work schedules were in effect for 2022, and as a result, the salaries paid to all employees (including the NEOs) returned to their full levels.
The base salaries paid to our NEOs are set forth in the Summary Compensation Table on page 41 in the "Salary" column.

Short-Term Incentive Compensation
Our STIP is designed to motivate our executives and key employees (including the NEOs) and reward them with cash payments for achieving quantifiable, pre-established Company performance criteria.
Description of the STIP Performance Criteria – Based on the information from the LRP for 2022, the Compensation Committee approved the performance criteria of the 2022 STIP to be effective January 1, 2022. The 2022 STIP was payable in cash, based upon separate pre-established performance criteria which included adjusted operating and capital expenses, wireless revenue, software revenue, “CCS” operations bookings, and execution of our "Strategic Pivot" business plan, each of which is measurable and readily reportable and requires the coordination and cooperation of all of management for achievement.
The Compensation Committee selected the 2022 performance criteria, all of which are key elements leading to long-term stockholder value creation, for the STIP based on the following rationale:
Adjusted Operating and Capital Expenses – For purposes of the 2022 STIP, Adjusted Operating and Capital Expenses is defined as operating expenses less depreciation, amortization and accretion expense, less severance, less stock-based compensation, less goodwill impairment, and plus capital expense (all calculated in accordance with U.S. GAAP). This performance criteria is a non-GAAP measure of the Company's operating expenses. This performance criteria measures the Company’s ability to manage its operations expenses based on parameters established by the Board.
Wireless Revenue – The retention of wireless revenue is a critical pillar in support of our current business strategy which places a strong emphasis on the generation of profitable cash flow. The target level for 2022 reflects a reduction in revenue in comparison to actual results from the prior year given the declining nature of revenues related to those products and services.
Software Revenue – This performance criteria focuses management on the near-term stabilization of the software business as a foundation for future growth. The target level for 2022 reflects a reduction in revenue in comparison to actual results from the prior year given the significant restructuring efforts we undertook in 2022 to overhaul our business and place a significant emphasis on profitability.
CCS Operations Bookings – CCS operations bookings represents contractual arrangements to provide licenses, professional services, signature support and equipment sales related to our CCS products. The amount of bookings reflects future software revenue. These performance criteria incentivized management to support the critical drivers for future growth. In establishing the CCS operations bookings target level for 2022, the Compensation Committee reviewed the actual performance level for CCS operations bookings in 2021 and set the 2022 target performance level higher than actual performance in 2021.
Execution of Strategic Pivot - During 2022, the Company undertook significant efforts to restructure its operations and placed a significant emphasis on the generation of profitable cash flow. The Compensation Committee believed successful execution and implementation of this strategic business plan and related restructuring efforts was critical in delivering stockholder value.
In establishing this program, the Compensation Committee believed these 2022 STIP performance criteria were the key elements supporting stockholder value creation and would appropriately incentivize management.
Performance Criteria Levels Based on the Company's Strategic Transition - During the anticipated strategic transition period, the Compensation Committee understands that the outcomes of certain of the Company's key performance criteria, such as wireless and software revenue, will be lower than the prior year reflecting the strategic nature of the Company's business. Incentives in 2022 were focused on performance metrics that balanced execution of the strategic pivot and restructuring efforts while emphasizing profitable cash flow generation and creating a strong foundation for future growth (see "Description of the STIP Performance Criteria" above).

Payouts are Determined by Interpolation of Performance Goals – Straight-line interpolation is used to determine payouts for STIP awards when 1) the actual performance is between the threshold performance level and target performance level or 2) the actual performance is between the target performance level and the maximum performance level. There is no STIP payout if achievement is below the threshold performance level. Payments under the STIP are contingent upon continued employment through the date of payment, though pro rata payments will be made in the event of death or disability based on actual performance at the triggering event date relative to targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for cause), the executive will be eligible to receive a pro rata payment of the STIP for the year of termination, subject to the execution of an appropriate release and other applicable and customary termination procedures.
The Compensation Committee selected the performance criteria as key measures in determining stockholder value. The relative weight assigned to each performance measure reflects the judgment of the Compensation Committee as to the importance each measure has to stockholder value. The threshold, target and maximum performance goals for each component of the performance criteria and the payouts that would have been provided under the 2022 STIP in the event of performance at each applicable level are set forth in the following tables:

Performance Criteria	Relative Weight	Threshold Payout Against Target	Threshold Perform-ance Level (In 000s)	Target Payout	Target Perform-ance Level (In 000s)	Maximum Payout Against Target	Maximum Perform-ance Level (In 000s)
Adjusted Operating and Capital Expenses(1)	20%	80%	$148,800	100%	$124,000	125.00%	$99,200
Wireless Revenue	20%	80%	$59,440	100%	$74,300	130.00%	$81,730
Software Revenue	20%	80%	$46,640	100%	$58,300	130.00%	$64,130
CCS Operations Bookings(2)	20%	80%	$18,320	100%	$22,900	130.00%	$25,190
Execution of Strategic Pivot(3)	20%	0%	—	100%	Implementation	100.00%	—
Total	100%	64%		100%		123.00%
(1)Operating expenses less depreciation, amortization and accretion expense, less severance, less stock-based compensation, less goodwill impairment, and plus capital expense (all calculated in accordance with U.S. GAAP).
(2)CCS Operations Bookings represents contractual arrangements to provide licenses, professional services, signature support and equipment sales related to our CCS products. These bookings represent future revenue.
(3)This criterion was dependent on the successful implementation of our "strategic pivot" business plan announced in February 2022. Failure to successfully implement the plan results in no payout on the related criterion.

The Compensation Committee actively considers the appropriate size of the pay opportunity each year in light of the evolving nature and size of the business. The Compensation Committee determines the threshold, target and maximum payouts for each performance criterion based on the Compensation Committee's understanding of the Company's LRP and the expectations for 2022. Based on this understanding, the Compensation Committee also establishes the relative weighting for each performance criterion (see "Description of the STIP Performance Criteria").
Then the Compensation Committee established the threshold and maximum payout levels based on the Compensation Committee's judgment as to the impact on stockholder value.

The amounts paid under the 2022 STIP were based on the following achievement against the pre-established performance criteria:

Performance Criteria	Relative Weight	Actual Performance (in 000s)	Actual Payout	Weighted Actual Payout
Adjusted Operating and Capital Expenses	20%	$123,391	100.7%	20.2%
Wireless Revenue	20%	$75,622	107.6%	21.5%
Software Revenue	20%	$58,912	105.2%	21.0%
CCS Operations Bookings	20%	$24,692	125.7%	25.1%
Execution of Strategic Pivot	20%	Completed	100.0%	20.0%
Total Payout	100%			107.8%
(1)    For 2022, the strategic business plan was successfully completed and the criterion was considered as achieved.
The STIP opportunity for each NEO is based on a percentage of the NEO’s base salary. For the NEOs' 2022 STIP, the percentage of base salary, the targeted payout and the actual payout were as follows:

NEO	STIP Target Opportunity - Percentage of Base Salary	Targeted Payout ($)	Actual Payout ($)
Vincent D. Kelly	83%	500,000	539,000
Calvin C. Rice	75%	225,000	242,550
Michael W. Wallace	100%	400,000	431,200
Sharon Woods Keisling	75%	187,500	202,125
Long-Term Incentive Compensation
Our 2022 LTIP rewards eligible executives, including the NEOs, through a combination of equity awards that contain time-based vesting and vesting based on the future financial performance of our Company. The goals of our long-term incentive program are to:
•Reinforce a sense of ownership and to align the financial interests of eligible executives, including the NEOs, with those of our stockholders;
•Motivate decision-making which improves financial performance of our healthcare communications business over the long term, particularly during the Company's transition;
•Recognize and reward superior financial performance of the Company; and
•Provide a retention element to our compensation program.
These goals were used in establishing the LTIP performance criteria for the 2022 grant. The Compensation Committee approved the 2022 LTIP which was granted to eligible employees, including NEOs, in February 2022. The 2022 LTIP grants provide eligible employees the opportunity to earn long-term incentive compensation based on continued employment with the Company and the Company’s attainment of certain financial goals as determined by the Compensation Committee for the period from January 1, 2022, through December 31, 2024, (the “2022 - 2024 performance period”).
Time-Based Vesting Awards - The Compensation Committee determined it would be appropriate and in the best interest of the Company and its stockholders to award a portion of its equity awards as time-based vesting to encourage, retain, and reinforce a sense of ownership among executives, including NEOs. The Company anticipates future equity-based awards will continue to be awarded as a combination of both time and performance-based awards. However, the Compensation Committee may also consider other alternative forms of equity-based awards in the future.

In February 2022, as described above, the Compensation Committee awarded time-based RSUs to eligible employees, including NEOs, under our 2020 Equity Incentive Award Plan, subject to vesting as described below. Additionally, participants are entitled to DERs with respect to the RSUs to the extent that any cash dividends or cash distributions (regular or otherwise) are paid with respect to our common stock during the vesting period. Vested RSUs will be settled in the Company's common stock and vested DERs will be paid in a lump sum cash payment with accrued interest, in each case, subject to income and employment tax withholding. These grants are included in the 2022 Grants of Plan-Based Awards table and the grant date fair value of the awards is included with the NEOs 2022 compensation in the Summary Compensation Table.
The table below details the time-based RSUs awarded to the NEOs during 2022:

NEO	RSUs Awarded (Time-Based)(#)	Value at Grant Date ($)(1)	Market Value at Year-End ($)(2)
Vincent D. Kelly	57,803	499,996	473,407
Calvin C. Rice	13,005	112,493	106,511
Michael W. Wallace	34,682	299,999	284,046
Sharon Woods Keisling	10,838	93,749	88,763
(1)The fair values of the RSUs awarded were calculated at $8.65, the closing price of the Company's common stock on February 18, 2022, the date of grant.
(2)Market or payout values of the unvested RSUs were based on the number of RSUs granted and our closing stock price at December 31, 2022, of $8.19. The RSUs are convertible into shares of the Company’s common stock following vesting.

The time-based grants noted in the table above will vest in three equal installments on December 31, 2022, 2023 and 2024 based on continued employment with the Company.
Performance-based Vesting Awards - Based on the information from the LRP, the Compensation Committee approved the single performance metric of Free Cash Flow for the 2022 LTIP grant for the 2022 - 2024 performance period. Given the significant restructuring efforts we undertook in 2022 to overhaul our business and place a significant emphasis on profitability, the Compensation Committee believes the use of this metric will focus management on profitability and earnings generation in alignment with our change in business strategy. This focus will continue to generate and produce long-term cash flows that further support the Company's long-term capital allocation strategy for stockholder dividends and/or common stock repurchases.
Free Cash Flow is defined as net income/loss before interest income/expense, income tax benefit/expense, depreciation, amortization and accretion, impairment of intangible assets, and stock-based compensation expense, less capital expenditures and plus/less negative/positive changes in net-working capital (all calculated in accordance with U.S. GAAP). This performance criteria is a non-GAAP measure of the Company's earnings. This performance criteria measures the Company's ability to generate earnings based on parameters established by the Board.
LTIP payouts are determined based on long-term performance. Management recommended and the Compensation Committee, in its sole discretion, selected employees to be participants in the 2022 LTIP.
Under the terms of the performance-based grants, 100% of the target award is in the form of RSUs granted under our 2020 Equity Incentive Award Plan, subject to vesting as described below. Additionally, participants are entitled to DERs with respect to the RSUs to the extent that any cash dividends or cash distributions (regular or otherwise) are paid with respect to our common stock during the 2022 - 2024 performance period. The DERs are subject to the same vesting restrictions as the RSUs to which they relate, such that the DERs are only paid to the extent the applicable performance criteria underlying the RSUs have been attained. Vested RSUs will be settled in the Company's common stock and vested DERs will be paid in a lump sum cash payment with accrued interest, in each case, subject to income and employment tax withholding. The Compensation Committee believes that performance-based RSUs link long-term compensation for our executives to our Company’s operational performance as RSUs are earned only if pre-established performance goals are met and, if earned, are settled in shares of the Company’s common stock upon vesting.
Similar to the STIP, straight-line interpolation is used to determine payouts for LTIP awards when 1) the actual performance achieved is between the threshold performance level and target performance level or 2) the actual performance achieved is between the target performance level and the maximum performance level. There is no LTIP payout if achievement is below the threshold performance level. Payments under the LTIP are contingent upon continued employment through the payment date, though pro rata payments will be made in the event of death or disability based on actual performance at the triggering event date relative to targeted performance. Further, if an executive’s employment is involuntarily terminated (other than for cause), the executive will be eligible to receive a pro rata payment of the LTIP for the year of termination, subject to the execution of an appropriate release and other applicable and customary termination procedures.
The Compensation Committee actively considers the appropriate size of the pay opportunity each year in light of the evolving nature and size of the business. The Compensation Committee determines the threshold, target and maximum payouts based on the Compensation Committee's understanding of the Company's LRP and the expectations for 2022.
The following table summarizes the performance criteria of the 2022 performance-based LTIP grant for the 2022 - 2024 performance period:

2022 Performance-Based LTIP Grant
Item #	Weighting	2022 - 2024 Performance Period Criteria(1)
1	100%	Free Cash Flow(2)
(1)The Compensation Committee selected the performance criterion as a key measure in determining stockholder value.
(2)Free Cash Flow is defined as net income/loss before interest income/expense, income tax benefit/expense, depreciation, amortization and accretion, impairment of intangible assets, and stock-based compensation expense, less capital expenditures and plus/less negative/positive changes in net-working capital (all calculated in accordance with U.S. GAAP).
The 2022 LTIP grants provide that the grant will vest and be paid only if the minimum threshold of performance for the 2022 - 2024 performance period is achieved and will be forfeited if the minimum threshold of performance for the 2022 - 2024 performance period is not achieved. Participants will generally forfeit all rights with respect to RSUs and DERs awarded under the 2022 LTIP grant if they terminate with cause or voluntarily separate before the payment date, subject to employment agreement provisions for our CEO. The 2022 LTIP grants will be paid in March 2025 after filing our Annual Report on Form 10-K for the year ended December 31, 2024, with the SEC. The Company will provide the details of the performance criterion for the 2022 - 2024 performance period upon completion of the 2022 - 2024 performance period in its 2025 Proxy Statement.
The table below details the performance-based grants awarded to our NEOs for 2022:

NEO	RSUs Awarded (Performance-Based)(#)	Value at Grant Date($)(1)	Market Value at Year-End($)(2)
Vincent D. Kelly	57,803	499,996	473,407
Calvin C. Rice	13,006	112,502	106,519
Michael W. Wallace	34,682	299,999	284,046
Sharon Woods Keisling	10,838	93,749	88,763
(1)The fair values of the RSUs awarded were calculated at $8.65, the closing price of the Company's common stock on February 18, 2022, the date of grant.
(2)Market or payout values of the unvested RSUs were based on the target number of RSUs and our closing stock price at December 31, 2022, of $8.19. The RSUs are convertible into shares of the Company’s common stock if the pre-established performance criterion for the 2022 - 2024 performance period are achieved.
The performance-based grants noted in the table above will vest on December 31, 2024, if the minimum threshold of performance for the 2022-2024 performance period is achieved.
Termination and Change of Control Arrangements
At this time, we do not have written employment agreements with our executives except for Mr. Kelly, our CEO. For purposes of retention, the Compensation Committee believed that an employment agreement with Mr. Kelly was necessary. Providing severance to each of our executives, including NEOs, is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of termination of employment. We did not pay or accrue any amounts relating to termination of any NEO for the year ended December 31, 2022. For a detailed description of the termination and change-in-control provisions refer to “Payments Upon Termination or Termination Due to Change in Control” on page 47.
All Other Compensation

We provide certain employee benefits and limited perquisites to our NEOs. In general, except as noted below, the other elements of compensation are the same as offered to all other employees of the Company.
Perquisites – Mr. Kelly's agreement allows for the use of an automobile, although he did not utilize this perquisite in 2022. From time to time we may offer additional limited perquisites to our NEOs that we believe to be fair and reasonable. See the footnotes to the Summary Compensation Table for a description of the perquisites provided to our NEOs in 2022.
Insurance Premiums – We paid for basic life insurance at the value of each NEO’s annual salary to a maximum of $250,000. This is available to all employees of the Company.
Company Contribution to Defined Contribution Plan – The Spok Holdings, Inc. Savings and Retirement Plan (the “Plan”) is open to all Company employees working a minimum of 20 hours per week with at least 30 days of service. The Plan qualifies under Section 401(k) of the Internal Revenue Code (the “Code”). Under the Plan, participating employees may elect to voluntarily contribute a percentage of their qualifying compensation on a pre-tax or after-tax basis up to the annual maximum amounts established by the Code. The Company matches 50% of the employee’s contribution, up to 6% of each participant’s gross salary per pay period, or 50% of the employee’s annualized contribution up to $2,500, whichever is greater. There is a per-pay-period match on the 6% component and an end-of-year true-up on the $2,500 component. Contributions made by the Company become fully vested three years from the date of the participant’s commencement of employment. Profit sharing contributions are discretionary. In 2022, 2021 and 2020, we made matching contributions in amounts equal to $32,622, $18,686, and $26,196, respectively, for the NEOs participating in the Plan.
Dividend Equivalent Rights – Participants in the LTIP, including the NEOs, are entitled to accrue DERs on each RSU granted to the participant. Each DER represents the value of dividends paid on the Company’s common stock during the related LTIP performance cycles. Each participant, including the NEOs, is entitled to receive in cash the DERs accrued on the underlying RSUs if the pre-established performance criteria are met. If a participant voluntarily leaves the employ of the Company, the underlying DERs are forfeited along with forfeiture of the unvested RSUs.
Other Employee Benefits – We maintain broad-based benefits for all employees, including health, vision and dental insurance, disability insurance, paid time off and paid holidays. Executives (including NEOs) are eligible to participate in all of the employee benefit plans on the same basis as other employees with the exception of increased vacation accrual and eligibility for payout of that vacation accrual at time of termination.

OTHER CONSIDERATIONS
Stock Ownership Guidelines
The Compensation Committee established stock ownership guidelines under which all executive officers, including NEOs, are expected to hold common stock until his or her termination of employment in an amount equal to a multiple of salary, as determined by position, which is based on our peer group analysis conducted in prior years. Our CEO is expected to hold three times his annual salary and, at April 1, 2023, held in excess of six times his current annual salary in shares of the Company’s common stock and RSUs. Each executive officer is expected to hold shares of common stock and RSUs equal to or greater than the amount of their annual salary. If the stock price declines, executive officers may hold the fixed number of shares based on the stock price at program commencement.
Stock ownership includes shares over which the executive has direct or indirect ownership or control, including RSUs. We expect executives to meet their ownership guidelines within three years of becoming subject to the guidelines (or three years from a subsequent promotion date and resulting increase in ownership requirements). As of December 31, 2022, all of our executive officers exceeded their stock ownership requirements.
Tax and Accounting Considerations
In addition to our executive compensation objectives and design principles, we consider tax and accounting treatment when designing and administering our executive compensation program. One important tax consideration is Code Section 162(m), which limits our ability to deduct (for tax purposes) compensation paid to any covered employee to $1.0 million annually. Covered employees include certain current and former executive officers, including the principal executive officer and principal financial officer.
The Compensation Committee does not believe compensation decisions should be necessarily constrained by how much compensation is deductible for federal income tax purposes. As a result, the Compensation Committee has authorized, and retains the discretion (in the exercise of its business judgment) to authorize, payments that may not be deductible if it believes that they are in the best interests of our stockholders.
“Clawback” Policy Regarding the Adjustment or Recovery of Compensation
We have a “clawback” policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board or the Compensation Committee determines that, as a result of a restatement of our financial statements, an executive received more compensation than would have been paid absent the restated financial statements, the Board or Compensation Committee may, in its discretion, take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation or adjustment of the future compensation of such executive and dismissing or taking legal action against the executive, in each case as the Board or the Compensation Committee determines to be in the best interests of the Company and our stockholders. Our RSU award agreements also include similar “clawback” provisions. The Company intends to update its policy to the extent necessary to comply with the recently enacted (but not yet effective) regulations implementing the clawback policy requirements of the Dodd Frank Act.
Prohibitions on Hedging and Pledging
We have a "hedging and pledging" policy restricting all directors, executive officers, and employees from, directly or indirectly, purchasing any security whose value derives from an equity security of the Company or any similar financial instrument that is designed to hedge or offset any decrease in market value of any equity securities of the Company. In addition, all directors and executive officers are prohibited from pledging equity securities of the Company as collateral for a loan or otherwise holding equity securities of the Company in a margin account.

COMPENSATION TABLES

BACKGROUND
The Compensation Tables for 2022 include compensation information for all the NEOs, which include Mr. Kelly, Mr. Rice, Mr. Wallace and Ms. Woods Keisling.
SUMMARY COMPENSATION TABLE
The following Summary Compensation Table includes the values for the elements of compensation detailed above. The Summary Compensation Table includes values for contingent compensation, such as unvested equity awards. The NEOs may never realize the value of certain items included under the column headed “Total,” or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes.

NEO	Job Title	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total Compensation ($)
Vincent D. Kelly	CEO	2022	600,000	—	999,992	539,000	102,970	2,241,962
		2021	566,592	—	999,997	449,500	102,520	2,118,609
		2020	553,846	—	999,998	396,500	139,229	2,089,573
Calvin C. Rice(4)	CFO	2022	283,462	100,000	224,995	242,550	17,042	868,049
Michael W. Wallace	COO	2022	400,000	200,000	599,999	431,200	43,710	1,674,909
		2021	385,420	—	599,996	359,600	38,886	1,383,902
		2020	360,192	—	599,992	317,200	30,199	1,307,583
Sharon Woods Keisling	Corp. Secretary and Treasurer	2022	237,596	87,500	187,497	202,125	18,005	732,723
		2021	165,256	—	139,993	117,994	12,389	435,632
		2020	161,538	—	139,997	104,081	13,197	418,813
(1)Amounts include time-based and performance-based LTIP awards. The fair value of the performance-based RSUs awarded in 2022 is based on the probable outcome of the performance conditions on the grant date and calculated at $8.65 per share, the closing price of the Company's common stock on February 18, 2022, the date of grant. Assuming maximum outcomes for 2022, the award would be approximately 137.5% of the values noted in the table above. Grant date fair values were determined in accordance with FASB ASC Topic 718. For additional information, refer to the footnotes of the audited financial statements that were included in the Company's 2022 Annual Report on Form 10-K for the year ended December 31, 2022.
(2)Amounts shown represent annual STIP awards paid in cash.
(3)Additional information is provided in the "All Other Compensation" table below.
(4)Mr. Rice became the Chief Financial Officer of the Company on August 1, 2022.

ALL OTHER COMPENSATION
The following table summarizes all other compensation for the NEOs for the year ended December 31, 2022:

NEO	Job Title	Year	Perquisites ($)(1)	Insurance Premiums ($)	Company Contribution to Defined Contribution Plans ($)	Dividend Equivalent Rights (DER) ($)	Total ($)
Vincent D. Kelly	CEO	2022	—	1,584	9,150	92,236	102,970
Calvin C. Rice	CFO	2022	1,980	208	8,382	6,472	17,042
Michael W. Wallace	COO	2022	—	552	9,150	34,008	43,710
Sharon Woods Keisling	Corp. Secretary and Treasurer	2022	—	520	5,940	11,545	18,005
(1)Perquisite amounts shown in the table for Mr. Rice includes HSA employer contributions, which is a company-wide perquisite available to all employees who participate in the high-deductible insurance plan and phone allowance.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth the possible non-equity (cash-based), equity incentive plan (performance-based RSUs) and stock awards (time-based RSUs) that were granted to the NEOs in 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of RSUs	Grant Date Fair Value(5) ($)
NEO	Award(3)	Grant Date	Thresh-old(4) ($)	Target ($)	Maximum ($)	Thresh-old (#)	Target (#)	Max-imum (#)
Vincent D. Kelly	2022 STIP	February 2022	320,000	500,000	615,000	—	—	—	—	—
	2022 LTIP (time)	February 2022	—	—	—	—	—	—	57,803	499,996
	2022 LTIP (performance)	February 2022	—	—	—	46,242	57,803	79,479	—	499,996
Calvin C. Rice	2022 STIP	February 2022	144,000	225,000	276,750	—	—	—	—	—
	2022 LTIP (time)	February 2022	—	—	—	—	—	—	13,005	112,493
	2022 LTIP (performance)	February 2022	—	—	—	10,405	13,006	17,883	—	112,502
Michael W. Wallace	2022 STIP	February 2022	256,000	400,000	492,000	—	—	—	—	—
	2022 LTIP (time)	February 2022	—	—	—	—	—	—	34,682	299,999
	2022 LTIP (performance)	February 2022	—	—	—	27,746	34,682	47,688	—	299,999
Sharon Woods Keisling	2022 STIP	February 2022	120,000	187,500	230,625	—	—	—	—	—
	2022 LTIP (time)	February 2022	—	—	—	—	—	—	10,838	93,749
	2022 LTIP (performance)	February 2022	—	—	—	8,670	10,838	14,902	—	93,749
(1)Amounts represent full year cash awards under the 2022 STIP. The actual payments were equal to 107.8% of the 2022 STIP target award and are discussed in the "Short-Term Incentive Compensation" section and reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)Amounts represent the RSUs awarded under the performance-based 2022 LTIP in 2022. The RSUs are convertible into shares of the Company's common stock if the pre-established performance goal of the 2022 LTIP is achieved. The performance period of the 2022 LTIP is the three-year period ending December 31, 2024.
(3)All equity awards were granted on February 18, 2022.
(4)The amount shown in the "Threshold" column represents the amount that would have been paid for 2022 if we had achieved the minimum level of each financial performance objective and did not meet the operational performance objective. Additional details are reflected in the "Short-Term Incentive Compensation" section.
(5)Amounts represent the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718, which, for the performance-based 2022 LTIP awards, is based upon the probable outcome of the underlying performance conditions. For additional information, refer to footnotes of the audited financial statements that were included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

OUTSTANDING EQUITY AWARDS
At December 31, 2022, the following RSUs are outstanding for the NEOs:

	Stock Awards
	Time-Based Awards			Equity Incentive Plan Awards
NEO	Number of Unearned RSUs That Have Not Vested		Market or Payout Value of Unearned RSUs That Have Not Vested(1) ($)	Number of Unearned RSUs That Have Not Vested		Market or Payout Value of Unearned RSUs That Have Not Vested(1) ($)
Vincent D. Kelly	38,536	(4)	315,610	57,803	(3)	473,407
	14,975	(5)	122,645	44,924	(2)	367,928
Calvin C. Rice	8,670	(4)	71,007	13,006	(3)	106,519
	1,498	(5)	12,269	4,492	(2)	36,789
Michael W. Wallace	23,122	(4)	189,369	34,682	(3)	284,046
	8,985	(5)	73,587	26,954	(2)	220,753
Sharon Woods Keisling	7,226	(4)	59,181	10,838	(3)	88,763
	2,097	(5)	17,174	6,289	(2)	51,507
(1)Market or payout values of the unvested RSUs' were based on our closing stock price at December 31, 2022, of $8.19.
(2)Represents the target number of performance-based RSUs awarded under the LTIP on January 2, 2021. The RSUs are convertible into shares of the Company's common stock if the pre-established performance goals are achieved over the three-year period ending on December 31, 2023.
(3)Represents the target number of performance-based RSUs awarded under the LTIP on February 18, 2022. The RSUs are convertible into shares of the Company's common stock if the pre-established performance goals are achieved over the three-year period ending on December 31, 2024.
(4)Represents the RSUs awarded on February 18, 2022. The RSUs are convertible into shares of the Company's common stock based on a three-year vesting period. The unvested RSUs will vest in equal annual installments on December 31, 2023 and 2024.
(5)Represents the RSUs awarded on January 2, 2021. The RSUs are convertible into shares of the Company's common stock based on a three-year vesting period. The unvested RSUs will vest on December 31, 2023.
STOCK AWARDS VESTED
The following table shows information regarding stock awards that vested during 2022 with respect to our NEOs. Amounts earned based on performance through the end of 2022 were not paid until after filing our Annual Report on Form 10-K for the year ended December 31, 2022, with the SEC and upon the Board's determination that the applicable performance goals were met.

	Stock Awards
NEO	Number of Time-based Shares Acquired upon Vesting (#)	Value Realized on Vesting ($)(1)	Number of Performance based Shares Acquired upon Vesting (#)	Value Realized on Vesting ($)(1)
Vincent D. Kelly	47,869	392,047	34,259	280,581
Calvin C. Rice	7,195	58,927	3,425	28,051
Michael W. Wallace	28,722	235,233	20,556	168,354
Sharon Woods Keisling	7,616	62,375	4,796	39,279
(1)Amounts are based on the closing price of our common stock of $8.19 on December 31, 2022, the date shares were vested. Payments in shares of the Company's common stock for our annual LTIP awards were made in March 2023 for performance-based awards, after filing of our Annual Report on Form 10-K for the year ended December 31, 2022, with the SEC, and in January 2023, for time-based awards.

The following table details the achievement of the pre-established performance criteria that allowed for payment of the vested RSUs in common stock of the Company in March 2023, after the filing of our Annual Report on Form 10-K for the year ended December 31, 2022, with the SEC. The metrics shown in the following table reflect modifications made to the 2020 LTIP performance criteria in 2022 as a result of our discontinuation of Spok Go in 2022.

Item #	2020-2022 Performance Period Criteria ($ in 000s)	Relative Weight	Target	Achievement	Weighted Actual Payout
1	Cumulative Software Operations Bookings (2020-2022)(1)	50%	130,843	76,680	29.3%
2	Cumulative Adjusted Operating and Capital Expenses (2020-2022)(2)	50%	$447,153	$420,144	54.5%
	Total	100%			83.8%
(1)Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales for our CCS products, or subscriptions, professional services and signature support for our Spok Go offering for 2020 and 2021. Spok Go was discontinued in 2022, and as such, the target amount for this metric was reduced accordingly. These contractual arrangements (bookings) represent future revenue.
(2)Operating expenses less depreciation, amortization and accretion expense, less severance, less stock-based compensation, less goodwill impairment, plus capitalized software development costs and plus capital expense (all calculated in accordance with U.S. GAAP). The target amount for this metric was reduced to reflect a lower cost basis in 2022 based on the discontinuation of Spok Go.
PAYMENTS UPON TERMINATION OR TERMINATION DUE TO CHANGE IN CONTROL
Providing severance to each of our executives, including NEOs, is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of involuntary termination of employment without cause. We did not pay or accrue any amounts relating to termination of any NEO for the year ended December 31, 2022.
Employment Agreement and Termination Arrangements – CEO
On February 16, 2022, the Company entered into a letter agreement with Vincent D. Kelly, the Company’s President and Chief Executive Officer. The letter agreement extends the term of Mr. Kelly’s employment agreement with the Company through December 31, 2024 and sets forth certain changes to Mr. Kelly’s compensation. For 2022, Mr. Kelly’s annual base salary is $600,000, his target annual bonus award level is $500,000 and the target amount of his annual long-term incentive award is valued at $1,000,000. These amounts are reduced for 2023 and 2024 to $500,000, $400,000 and $800,000, respectively.
Under his employment agreement, Mr. Kelly is eligible to participate in all of our benefit plans, including fringe benefits available to our senior executives, as such plans or programs are in effect from time to time. Mr. Kelly's agreement also allows for the use of an automobile, although he did not utilize this perquisite in 2022. The Board reviews Mr. Kelly’s base salary annually and may increase, but not decrease, the amount of his base salary. Mr. Kelly is eligible for the annual cash bonus; provided that he is employed by the Company on December 31 of the applicable calendar year and he has not voluntarily terminated his employment with the Company prior to the date such annual bonus is payable. The annual bonus shall be payable in cash. Mr. Kelly's annual base salary and cash bonus target for 2022 are set forth above in the sections entitled "2022 Executive Compensation Program Decisions – Base Salary” and “- Short-Term Incentive Compensation.”
Under the employment agreement, we are not obligated to pay Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.
The employment agreement contains a covenant restricting Mr. Kelly from soliciting and hiring employees of the Company and its subsidiaries (both wireless and software businesses) and from competing against the Company and its subsidiaries (both wireless and software businesses) during Mr. Kelly’s employment and for a period of two years after the date of termination (as defined in the employment agreement) for any reason.
Under the employment agreement, the agreement may be terminated with 30 days written notice at any time if Mr. Kelly is disabled (as defined in the employment agreement) for a period of six months or more; with “cause” (as defined in the employment agreement); and without cause upon notice from the Company. Mr. Kelly may terminate such agreement with our Company at any time upon 60 days written notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties and shall automatically terminate upon Mr. Kelly’s death.

    Disability. The employment agreement provides that for termination as a result of disability, following the use of all accrued sick and personal days, we shall pay Mr. Kelly:
(1)A disability benefit equal to 50% of the base salary during the disability period in lieu of payment of his base salary;
(2)All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due, subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program;
(3)An amount equal to two times the full base salary then in effect, payable in a lump sum within 45 days after such date of termination; and
(4)An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of disability, times (ii) the annual STIP target amount payable within 45 days after the date of termination.
Any payments made to Mr. Kelly during the disability period shall be reduced by any amounts paid or payable to him under our disability benefit plans.
Death. The employment agreement provides that upon death, Mr. Kelly’s estate will be entitled to:
(1)Base salary through the date of death;
(2)All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due, subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program;
(3)An amount equal to two times the full base salary, payable in a lump sum within 45 days after the date of death; and
(4)An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of death, times (ii) the annual STIP target amount payable within 45 days after the date of termination.
Termination without Cause or For Good Reason. The employment agreement provides that upon a termination of employment, either by the Company without cause or by Mr. Kelly for good reason (as defined in the employment agreement), he will be entitled to:
(1)Base salary through the date of termination payable within 10 business days;
(2)All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;
(3)An amount equal to two times the full base salary then in effect, payable in a lump sum within 45 days after the date of termination;
(4)An amount equal to the annual STIP target for the calendar year in which the termination occurs, payable within 45 days after the date of termination; provided that he shall be entitled to two times his annual STIP target if such termination occurs within one year following a change of control;
(5)An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination;
(6)Reimbursement of the cost of continued group health plan benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 24 months, to the extent elected by the CEO and to the extent the CEO is eligible and subject to the terms of the plan and the law;
(7)Reimbursement for expenses reasonably incurred by Mr. Kelly in securing outplacement services through a professional person or entity of his choice, subject to the approval of the Company, at a level commensurate with Mr. Kelly’s position, for up to one year commencing on or before the one-year anniversary of the date of termination at his election, not to exceed $35,000; and
(8)Full vesting of any unvested time-based equity awards and waiver of any continuous employment conditions on any unvested performance-based equity awards, which awards shall be payable if and when such performance objectives are achieved.

Assuming that the termination occurred on December 31, 2022, and our closing stock price at December 31, 2022, was $8.19, the targeted payments to the CEO are set forth in the following table:

Vincent D. Kelly CEO	Disability(1) ($)	Death(2) ($)	Termination without Cause or For Good Reason(3) ($)
Employment Agreement Benefits
Other Income(4)	415,846	—	—
Salary and Lump Sum Benefits(5)	1,408,333	1,700,000	2,200,000
Health Benefits(8)	—	—	70,387
Total Compensation under Employment Agreement	1,824,179	1,700,000	2,270,387

Company Incentive Plans and Other Benefits
Life Insurance(6)	—	250,000	—
Accrued Vacation Pay(7)	—	332,939	332,939
2022 STIP(9)	539,000	539,000	539,000
2020 LTIP Award (performance-based)(10)	334,832	334,832	334,832
2021 LTIP Award (time-based)(12)	80,946	80,946	122,645
2021 LTIP Award (performance-based)(13)	242,832	242,832	367,928
2022 LTIP Award (time-based)(14)	104,151	104,151	315,610
2022 LTIP Award (performance-based)(15)	156,224	156,224	473,407
All Other Compensation(11)	306,005	306,005	341,005
Total Compensation from Company Incentive Plans and Other Benefits	1,763,990	2,346,929	2,827,366
Total Compensation	3,588,169	4,046,929	5,097,753
(1)For purposes of the Disability benefits, Mr. Kelly was assumed to be disabled on June 1, 2022, through a termination date of December 31, 2022 (which includes 30 days written notice provided on December 1, 2022).
(2)For purposes of the "Death" scenario, it is assumed death occurred on December 31, 2022 .
(3)For purposes of the "Termination without Cause or For Good Reason" scenario, the termination date is assumed to have occurred on December 31, 2022. In the event of change in control, if terminated within one year of change in control date, Mr. Kelly would be entitled to one additional year of target annual bonus.
(4)This amount assumes Mr. Kelly has been paid his pro rata base salary from January 1, 2022, through December 31, 2022, under the “Death” and “Termination without Cause or For Good Reason” scenarios. The payment to Mr. Kelly under the “Disability” scenario includes a disability benefit equal to 50% of the base salary during the disability period, assumes the use of Mr. Kelly's accrued sick and personal days as of May 31, 2022, through termination on December 31, 2022, and reduces compensation by anticipated payments made under the Company's short- and long-term disability plans during the period of disability.
(5)These amounts represent the relevant lump sum payments pursuant to Mr. Kelly’s employment agreement and include the additional STIP target bonus amounts.
(6)This represents a standard benefit available to all employees.
(7)This payment was based on accrued vacation hours at December 31, 2022, under the “Death” and “Termination without Cause or For Good Reason” scenarios. This payment is pursuant to Mr. Kelly’s employment agreement and the vacation policy for NEOs.
(8)This was the cost of continuation of health benefits that may be provided to Mr. Kelly. At his expense, Mr. Kelly or his beneficiary is entitled to continuation of health coverage pursuant to COBRA under the “Disability” or “Death” scenario. The amount reflected in the table under “Termination without Cause or For Good Reason” scenario represented reimbursement of the cost of continuation of health benefits provided to Mr. Kelly for 24 months.
(9)These amounts represent the actual amount of Mr. Kelly's 2022 STIP that was unpaid as of the date of termination, December 31, 2022.
(10)Pursuant to the terms of the 2020 LTIP award (performance-based), Mr. Kelly was entitled to 100% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any time-based conditions for any unvested equity awards. Payment of awards with performance obligations are not made until those requirements have been satisfied. The total RSUs awarded to Mr. Kelly for the 2020 performance-based LTIP award were 40,883. The amounts represent the market values at December 31, 2022, for the RSUs that would have vested, assuming performance at target level as of December 31, 2022, under the 2020 LTIP award, based on our closing stock price on such date of $8.19.

(11)The amount reflected under “Termination without Cause or For Good Reason” scenario consists of the maximum reimbursement for outplacement services of $35,000 and cumulative dividends earned through December 31, 2022, (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2020, 2021 and 2022 LTIP grants. For purposes of the "Disability" and "Death" scenarios the amounts reflected consist of cumulative dividends earned through December 31, 2022, (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2020, 2021 and 2022 LTIP grants. These amounts represent cumulative cash dividends of $2.25 per share for RSUs granted in 2020, $1.75 per share for RSUs granted in 2021, and $1.25 per share for RSUs granted in 2022.
(12)Pursuant to the terms of the 2021 LTIP award (time-based), Mr. Kelly was entitled to 66% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any time-based conditions for any unvested equity awards. The total RSUs awarded to Mr. Kelly for the 2021 time-based LTIP award were 44,923. At December 31, 2022, 14,975 shares remained unvested. The amounts represent the market values at December 31, 2022, for the RSUs that would have vested as of December 31, 2022, under the 2021 LTIP award based on our closing stock price on such date of $8.19.
(13)Pursuant to the terms of the 2021 LTIP award (performance-based), Mr. Kelly was entitled to 66% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any conditions for any unvested equity awards. Payment of awards with performance obligations are not made until those requirements have been satisfied. The total RSUs awarded to Mr. Kelly for the 2021 time-based LTIP award were 44,924. The amounts represent the market values at December 31, 2022, for the RSUs that would have vested, assuming performance at target level, as of December 31, 2022, under the 2021 LTIP award based on our closing stock price on such date of $8.19.
(14)Pursuant to the terms of the 2022 LTIP award (time-based), Mr. Kelly was entitled to 33% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any time-based conditions for any unvested equity awards. The total RSUs awarded to Mr. Kelly for the 2022 time-based LTIP award were 57,803. At December 31, 2022, 38,536 shares remained unvested. The amounts represent the market values at December 31, 2022, for the RSUs that would have vested as of December 31, 2022, under the 2022 LTIP award based on our closing stock price on such date of $8.19.
(15)Pursuant to the terms of the 2022 LTIP award (performance-based), Mr. Kelly was entitled to 33% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any performance-based conditions for any unvested equity awards. Payment of awards with performance obligations are not made until those requirements have been satisfied. The total RSUs awarded to Mr. Kelly for the 2022 performance-based LTIP award were 57,803. The amounts represent the market values at December 31, 2022, for the RSUs that would have vested, assuming performance at target level, as of December 31, 2022, under the 2022 LTIP award based on our closing stock price on such date of $8.19.
Termination Arrangements – NEOs (Excluding the CEO)
Mr. Rice is employed at will with no separate arrangement other than severance benefits for involuntary termination for reasons other than fault, afforded to all U.S. employees under the Spok Holdings, Inc. Severance Pay Plan as amended and restated from time to time (“Severance Pay Plan”). Mr. Wallace, and Ms. Woods Keisling are employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements. The Company previously entered into Severance Agreements with Mr. Wallace and Ms. Woods Keisling, for the purpose of providing severance payments and benefits upon a termination of the executive’s employment without “cause” or, following the occurrence of a change in control, a termination of the executive’s employment without cause or a resignation of the executive’s employment for “good reason” as defined in the Severance Agreements. In April 2017, the Company executed new Severance Agreements with Mr. Wallace and Ms. Woods Keisling, the terms of which are similar to the Severance Pay Plan, except for termination due to change in control.
    Termination without Cause. Under the terms of the Severance Agreements, Mr. Rice, Mr. Wallace and Ms. Woods Keisling would be entitled to the following severance benefits upon a termination without cause occurring prior to a change in control, subject to their executing a release of claims.
(1)Continued payment of base salary for a minimum of 26 weeks, plus an additional two weeks for each year of service, up to a combined maximum of 52 weeks (the “Severance Period”);
(2)Continued group health plan benefits in accordance with COBRA. Under the Severance Agreements, COBRA coverage will be provided to NEOs at the discounted employee rate for the Severance Period; and at the end of such period, the NEOs are able to continue their COBRA coverage but they will be fully responsible for the entire COBRA premium amount; and
(3)Prorated portion of the award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year and actual performance for the year.
The benefits mentioned above are subject to certain post-employment restrictions (principally execution of a release of claims and satisfaction of non-compete obligations) and other terms and conditions set forth in the Severance Agreements. All severance payments are subject to the applicable Federal, state and local taxes. In the event of death prior to the completion of all payments, the remaining payments shall be made to the executive’s beneficiary.

Termination Vesting Provision for the 2020, 2021 and 2022 LTIP Grants. In accordance with the terms of the LTIP, if the NEOs (but not the CEO) are terminated for cause or voluntarily separate from service prior to the end of the applicable performance period, they shall forfeit any right to unvested awards, unless otherwise authorized by the Committee in its sole discretion. Otherwise, participants are entitled to a prorated award at the end of the performance period, provided the performance targets have been met.
Based on the total number of days they were employed during the performance period, in the event of a participant’s death, the participant’s estate will be eligible to receive an amount not greater than 100% of the participant’s target award, with such amount determined in the Compensation Committee’s sole discretion. Payment will be made in the year following the participant’s death.
Assuming that the termination without cause occurred on December 31, 2022, and that our closing stock price at December 31, 2022, was $8.19, the targeted payments to the NEOs (excluding the CEO), are set forth in the following table:

NEO	Job Title	Salary ($)	Accrued Vacation Pay(1) ($)	Health Benefits(2) ($)	2022 STIP(3) ($)	LTIP and Other Equity Awards(4) ($)	All Other Compen-sation(5) ($)	Total ($)
Calvin C. Rice	CFO	242,308	23,077	14,842	242,550	149,990	30,152	702,919
Michael W. Wallace	COO	276,923	126,391	9,647	431,200	665,627	145,149	1,654,937
Sharon Woods Keisling	Corp. Secretary and Treasurer	250,000	141,907	17,597	202,125	108,229	36,134	755,992
(1)These payments were based on accrued vacation hours at December 31, 2022, pursuant to the vacation policy for the NEOs.
(2)These amounts represent the cost of continuation of health benefits for the Severance Period provided to the NEOs.
(3)These amounts represent the actual STIP award paid to the NEOs for 2022. The Company’s performance for 2022 resulted in payment at 107.8% of the STIP target.
(4)Pursuant to the terms of the LTIP, the NEOs were entitled to 83.8% of the target award for the performance-based 2020 grant, 66% of the target award for the 2021 grant and 33% of the target award for the 2022 grant. Payment for awards with performance obligations are not made until the end of the applicable performance period; however, for purposes of this table, we have included the value of the target number of performance-based RSUs, pro-rated for the 2021 and 2022 grants. The amounts represent the market values at December 31, 2022, for the RSUs based on our closing stock price on such date of $8.19.
(5)These amounts represent cumulative cash dividends accrued for RSUs granted but unvested as of December 31, 2022 of $2.25 per share for 2020 LTIP plans, $1.75 per share for 2021 LTIP plans, and $1.25 per share for 2022 LTIP plans. The amounts do not reflect interest earned on the cumulative cash dividends.
Change in Control Arrangements – NEOs (Excluding the CEO)
Other than as provided under the Severance Pay Plan, Mr. Rice is not entitled to any additional severance benefits following a change in control of the Company. Under the Severance Agreements with Mr. Wallace and Ms. Wood Keisling, if a change in control with respect to the Company occurs, and following such change in control, Mr. Wallace or Ms. Wood Keisling experiences a termination of employment by the Company without cause or resigns for “good reason” as defined in the Severance Agreements, then, the executive would be entitled to the following severance benefits, subject to their executing a release of claims.
The severance benefits upon a termination without cause or resignation for good reason occurring after a change in control, subject to execution of a release of claims would be:
(1)A cash lump sum payment equal to a minimum of 1.5 times the executive’s base salary, plus an additional two weeks of base salary for each year of service, up to a maximum payment of two times the executive’s base salary;
(2)Accident and health insurance benefits substantially similar to those that the executive was receiving immediately prior to termination until the earlier to occur of 18 months following termination or such time as the executive is covered by comparable programs of a subsequent employer, reduced to the extent of any comparable benefits received from another source; and
(3)An amount equal to 100% of the executive’s target award under the annual STIP for the calendar year in which the termination occurred.

In addition, in accordance with the terms of the LTIP, the NEOs (but not the CEO), will be entitled to the following accelerated vesting schedule in the event of a change in control, but only if the Compensation Committee determined that the Company was on track to meet the applicable performance goals under the LTIP:
(1)50% of the participant’s target award shall vest if a change in control occurs during the first year of the performance period;
(2)75% of the participant’s target award shall vest if a change in control occurs during the second year of the performance period; or
(3)100% of the participant’s target award shall vest if a change in control occurs during the third year of the performance period.
Additionally, one hundred percent (100%) of the participant's unvested time-based equity awards will be entitled to accelerated vesting in the event of a change in control. Payment will be made on the earlier of: (1) a change in control of the Company (as defined in the applicable equity plan); or (2) on or after the third business day following the day that the Company filed its 2022 Annual Report with the SEC.
Assuming a termination without cause or resignation for good reason following a change in control occurred on December 31, 2022, and that our closing stock price at December 31, 2022, was $8.19, the targeted payments to the NEOs (excluding the CEO) are set forth in the following table:

NEO	Job Title	Salary(1) ($)	Accrued Vacation Pay(2) ($)	Health Benefits(3) ($)	2022 STIP(4) ($)	LTIP and Other Equity Awards(5) ($)	All Other Compensation(6) ($)	Total ($)
Calvin Rice(7)	CFO	242,308	23,077	14,842	242,550	251,111	30,152	804,040
Michael W. Wallace	COO	676,923	126,391	28,942	400,000	974,132	229,972	2,436,360
Sharon Woods Keisling	Corp. Secretary and Treasurer	500,000	141,907	52,790	187,500	199,102	60,524	1,141,823
(1)These amounts assume the NEOs have been paid their pro rata base salaries from January 1, 2022, through December 31, 2022.
(2)These payments were based on accrued vacation hours at December 31, 2022 pursuant to the vacation policy for the NEOs.
(3)These amounts represent the cost of continuation of health benefits provided to the NEOs for 18 months.
(4)These amounts represent the 2022 STIP award at the target level.
(5)These amounts represent the portion of the RSUs under the LTIP that were eligible to vest based on our closing stock price on December 31, 2022, of $8.19. These amounts would be payable without regard to termination of employment, but with respect to performance-based RSUs, only if the Compensation Committee determined that the Company was on track to meet the applicable performance goals under the LTIP.
(6)These amounts represent cumulative cash dividends accrued for RSUs granted but unvested as of December 31, 2022 of $2.25 per share for 2020 LTIP plans, $1.75 per share for 2021 LTIP plans, and $1.25 per share for 2022 LTIP plans. The amounts do not reflect interest earned on the cumulative cash dividends.
(7)For purposes of an involuntary termination upon a change in control event, Mr. Rice would receive his salary, accrued vacation, health benefits and 2022 STIP as outlined above under "Termination Arrangements – NEOs (Excluding the CEO).
We did not pay or accrue any amounts relating to termination and change in control payments for the NEOs for the year ended December 31, 2022.
The LTIP contains a forfeiture policy for termination with cause. Under these provisions, executives (including NEOs) who are terminated upon failure to substantially perform duties, failure to carry out any lawful and reasonable directive, conviction or plea of nolo contendere to a felony or crime of moral turpitude, material breach of their obligations as an employee or commission of an act of fraud, embezzlement, misappropriation or otherwise acting in a manner detrimental to the Company’s interests as determined by the Board, will forfeit any outstanding awards as of the date of termination. These provisions serve to help ensure that executives act in the best interest of the Company and its stockholders.
Retention Bonus Program – NEOs
On September 11, 2021, in connection with the announcement by the Company of a strategic alternatives review on September 3, 2021, and in the interest of promoting the retention of key executive personnel, the Compensation Committee of the Company’s Board approved a retention bonus program for NEOs Calvin Rice, Michael Wallace, and Sharon Woods Keisling. Under the program, retention bonuses will be paid in a single lump sum upon the consummation of a Company sale or other change in control transaction that occurs on or before May 1, 2022, subject to the recipient’s continued employment with the Company through the closing of the transaction. The retention bonus amount for Mr. Rice is $200,000, for Mr. Wallace is $400,000, and for Ms. Woods Keisling is $175,000.

On February 16, 2022, the Company approved an amended retention bonus program for Mr. Rice, Mr. Wallace and Ms. Woods Keisling. Under the program, as amended, retention bonuses will be paid in a single lump sum upon the earlier of December 31, 2022, or the date of consummation of a Company sale or other change in control transaction, subject to the recipient’s continued employment with the Company through such date. This retention bonus program amends and replaces, without duplication, the retention bonus program previously approved by the Company on September 11, 2021, in connection with the commencement of its strategic alternatives review process. The amended retention bonus program provides retention bonuses of $100,000 for Mr. Rice, $200,000 for Mr. Wallace, and $87,500 for Ms. Woods Keisling. Accordingly, payment of these amounts were made in January 2023.
SEVERANCE RECOVERY POLICY
We maintain a clawback provision regarding severance benefits. Under the clawback provision, executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements forfeit all severance amounts paid or to be paid by the Company. Further, it is our policy to seek the reimbursement of severance benefits paid to executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements, or otherwise breach the Separation Agreements and Release between themselves and the Company.
The Company’s Restricted Stock Agreement under the 2012 and 2020 Equity Incentive Award Plans includes a “Spendthrift Clause” to protect unvested restricted stock against any interest or transfer.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the information below to illustrate the relationship between the SEC-defined compensation actually paid (“CAP”) and various measures used to gauge the Company’s financial performance in conformance with Item 402(v) of Regulation S-K. CAP is calculated in accordance with Item 402(v) of Regulation S-K and differs from compensation shown in the Summary Compensation Table on page 41 for the CEO and other NEOs. See below for a reconciliation of the total compensation shown in the Summary Compensation Table to CAP. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, see the Compensation Discussion and Analysis section beginning on page 26.
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based on(3)		Net Income ($)	Free Cash Flow(4) ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2022	2,241,962	1,887,596	1,091,894	973,757	96	115	21,856,000	1,143,000
2021	2,118,609	1,545,203	909,767	730,654	84	135	(22,180,000)	(9,117,000)
2020	2,089,573	1,538,775	863,198	754,490	87	115	(44,225,000)	11,234,000

(1)Total compensation earned during the fiscal year as presented within the Summary Compensation Table on Page 41, during each year in the table above. Mr. Vince Kelly is represented as the principal executive officer ("PEO") for the years shown. For performance year 2022, Mr. Calvin Rice, Mr. Michael Wallace and Ms. Sharon Woods Keisling are represented as the non-PEO NEOs. For the performance years 2021 and 2020, Mr. Michael Wallace and Ms. Sharon Woods Keisling are represented as the non-PEO NEOs.
(2)CAP to our NEOs represents the "Total" compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted for the adjustments in Appendix A.
(3)Total Shareholder Return is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last fiscal day in 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. “Peer Group” represents the S&P Composite 1500 Healthcare Technology Index for each year disclosed in the table.
(4)Free Cash Flow is defined as net income/loss before interest income/expense, income tax benefit/expense, depreciation, amortization and accretion, impairment of intangible assets, and stock-based compensation expense, less capital expenditures and plus/less negative/positive changes in net-working capital (all calculated in accordance with U.S. GAAP).See “Long-Term Incentive Compensation” in our Compensation Discussion and Analysis elsewhere in this Proxy Statement for additional information on Free Cash Flow.

Appendix A: The following adjustments were made to the total compensation paid to the PEO and the average total compensation paid to the Non-PEO NEOs to arrive at CAP, in accordance with SEC rules.

Adjustments	2020		2021		2022
	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Deduction for Value of Stock Awards as reported in Summary Compensation Table	(999,998)	(369,995)	(999,997)	(369,995)	(999,992)	(337,497)
Fair Value of awards granted in fiscal year that are unvested and outstanding at fiscal year end	758,387	280,604	698,565	258,469	789,016	266,295
Fair Value of awards granted in fiscal year that are vested in the fiscal year	151,669	56,112	139,707	51,688	157,797	53,254
Change in Fair Value of Prior Years' awards unvested and outstanding at fiscal year end	(107,088)	(23,091)	(158,082)	(58,492)	(176,103)	(65,156)
Change in Fair Value of Prior Years' awards vested in the fiscal year	(321,907)	(50,160)	(225,103)	(54,639)	(70,841)	(19,845)
Fair Value of Prior Year awards forfeited in the fiscal year	(31,861)	(2,178)	(28,496)	(6,144)	(54,243)	(15,188)
Total Adjustments	(550,798)	(108,708)	(573,406)	(179,113)	(354,366)	(118,137)

Tabular List of Financial Performance Measures

As described in greater detail in Compensation Discussion & Analysis beginning on page 26, our approach to executive compensation is designed to directly link pay to performance, recognize corporate performance, promote long-term stock ownership, attract, retain and motivate talented executives, and balance risk and reward. The Company believes the following financial performance measures represent the most important financial performance measures used by the Company to link compensation actually paid (as defined by SEC rules) to the company’s named executive officers to Company performance, for the fiscal year ended December 31, 2022.

(1)Free Cash Flow
(2)Adjusted Operating and Capital Expenses
(3)Wireless Revenue
(4)Software Revenue
(5)CCS Operations Bookings

For additional details regarding our most important financial performance measures, please see the sections entitled “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” in our Compensation Discussion and Analysis elsewhere in this Proxy Statement.
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our free cash flow, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.

CAP versus Company TSR and Peer Group TSR
TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid
$2,400,000
$1,600,000
$800,000
$—
Total Shareholder Return
$140
$120
$100
$80
12/31/20
12/31/21
12/31/22
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Total Share Holder Return
S&P Composite 1500 Health Care Technology Index

As shown in the chart above, the PEO and other NEOs CAP amounts are directionally aligned with the Company’s TSR. We believe the use of equity awards in the Long-Term Incentive Plan, strengthens the alignment between our executives’ compensation plans and shareholders’ interests. The TSR peer group is based on the S&P Composite 1500 Health Care Technology Index, which reflects the Company’s industry sector. The Company’s three-year cumulative TSR was below that of the S&P Composite 1500 Health Care Technology Index.

CAP versus Net Income

Compensation Actually Paid versus Net Income (Loss)
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
Compensation Actually Paid
$40,000,000
$—
$(40,000,000)
$(80,000,000)
$(120,000,000)
Net Income (Loss)
12/31/20
12/31/21
12/31/22
PEO Compensation Actually Paid
Non-PEO Average Compensation Actually Paid
Net Income (Loss)

As shown in the chart above, the Company’s net income has increased over the three-year measurement period. The changes in CAP for the PEO and other NEOs are not proportionally correlated with changes in net income over the same measurement period. This is due in part to PEO and other NEO compensation being largely equity-based compensation, as well as the impacts of the impairments and change in valuation allowance on net income in accordance with GAAP. In addition, while net income is one of several factors used to assess Company performance, the Company generally does not use net income as a metric to determine compensation levels or incentive plan payout.

CAP versus Free Cash Flow

Compensation Actually Paid versus Free Cash Flow
Compensation Actually Paid
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
Free Cash Flow
$24,000,000
$12,000,000
$—
$(12,000,000)
$(24,000,000)
12/31/20
12/31/21
12/31/22
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Free Cash Flow

As shown in the chart above, the PEO and other NEOs’ CAP amounts are not directionally aligned with the company selected measure of Free Cash Flow. As discussed in the Long-Term Incentive Plan for 2022 on page 36, Free Cash Flow is a key performance metric for 2022. However, performance-based equity awarded under the Long-Term Incentive Plan is generally based on a three-year performance period and the value upon vesting is reflective of the prior three-year performance period. Additionally, while we believe Free Cash Flow is the most important financial performance measure used by us to link compensation actually paid to our NEOs for the most recently completed fiscal year, this metric was not used by us to link NEO compensation to Company performance in either of the fiscal years ended December 31, 2021 or 2020.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL 1 – ELECTION OF DIRECTORS
Below are six nominees for director who the Company believes are best positioned to serve our Company and stockholders. The Board unanimously recommends that you vote "FOR" each of the six of the nominees. In doing so, the nominees will be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified.
Properly executed proxies will be voted as marked. Unmarked proxies will be voted "FOR" each of the six nominees named below.
It is expected that all nominees proposed by our Board will be able to serve on the Board if elected. However, if before the election one or more nominees are unable to serve for any unforeseen reason, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by our Board (unless our Board reduces the number of directors to be elected).
Set forth below is certain information, as of April 28, 2023, for each individual nominated to the Board:

Dr. Bobbie Byrne, age 55, became a director of the Company in January 2020. She is a member of the Compensation Committee and Nomination and Governance Committee.
Position, Principal Occupation and Professional Experience: Dr. Byrne currently serves as EVP and Chief Information Officer at Advocate Health. Dr. Byrne served as Chief Information Officer at Advocate Aurora Health since 2017 and is responsible for all information technology applications, information security, infrastructure, clinical informatics, data warehousing and business intelligence across the entire healthcare system. In 2017 she served as CMO at Edward-Elmhurst Health where she was responsible for quality and safety, clinical research, information technology and patient experience and prior to that she was the CIO from 2009 to 2017 where she oversaw the Epic and Lawson implementations. Dr. Byrne was the Clinical Director at the Certification Commission for Healthcare Information Technology in 2009 and served as the SVP, Clinical Solutions for Eclipsys, Inc. (now Allscripts, Inc.) from 2005 to 2009. She previously served on the board of directors of SOC Telemed, Inc. from 2020 to 2022.
Director Qualifications: Dr. Byrne has extensive operational and executive management experience with over 20 years of experience in the healthcare industry, which provides a unique insight to the Company as it transitions to a cloud-based software Company. She completed medical school at Northwestern University and pediatrics residency at Children’s Memorial Medical Center in Chicago. She also practiced at Northwestern Memorial Hospital and North Shore University Healthcare. She received her M.B.A. from the Kellogg Graduate School of Management and her B.A. from Northwestern University. She is active in the informatics work of the American Academy of Pediatrics, having served on the organization’s Physician Advisory Council for Informatics. She is board certified in both Pediatrics and Clinical Informatics. Dr. Byrne has the requisite qualifications to serve as a director.

Christine M. Cournoyer, age 71, became a director of the Company in March 2020 and Chair of the Board in July 2022. She is also Chair of the Nominating and Governance Committee, and a member of the Audit Committee.
Position, Principal Occupation and Professional Experience: Ms. Cournoyer currently serves as a strategic advisor to digital health companies and as a board member of CareDx, Inc., a leading precision medicine company providing solutions for transplant patients, since 2019. She served as CEO and Chairperson of N-of-One, Inc. from 2012 to 2019 until it was acquired by QIAGEN N.V., for whom she served as a strategic advisor for the remainder of 2019. In her time as CEO of N-of-One, Inc., Ms. Cournoyer led the transformation from a patient concierge business to a leading molecular decision support company selling to large health providers and leading molecular diagnostic commercial labs. She, along with the efforts of her team, created a HIPAA compliant platform running in the cloud that scaled to interpret hundreds of thousands of molecular diagnostics tests. From 2010 to 2011, Ms. Cournoyer served as the VP of Clinical Analytics for UnitedHealth Group/Optum where she was responsible for clinical solutions and defining the clinical support strategy. Between 2006 and 2010, she was the President and COO for Picis, a global leader in healthcare IT. Ms. Cournoyer also served as a board member of Emerson Hospital from 2012 to 2018, BJ's Wholesale Club from 2008 to 2011, Stride Rite from 2001 to 2007 and GTECH from 2003 to 2006. Prior positions include Managing Director, Database Division, of Harte Hanks, and VP of Global Business Transformation and CIO of the IBM Software Group.
Director Qualifications: Ms. Cournoyer has over 30 years of management experience in the Software and Healthcare IT industry. Ms. Cournoyer has extensive public and private board experience, having served on the board of directors for three public companies: Stride Rite, GTECH, and BJ’s Wholesale Club. Ms. Cournoyer served as the Chairperson of the Board of Directors for N-of-One, a privately held venture backed company in molecular/genomics decision support. She is presently serving on the board of CareDx, a leader in the field of transplants. Ms. Cournoyer has experience serving on the Finance, Audit, and Compensation Committees, and has chaired a Technology Committee for two of the boards. Ms. Cournoyer has also served on a nonprofit board as a member of the Emerson Hospital Board of Trustees. She holds a B.S. degree in Business Administration from the University of Massachusetts, an M.A. in Economics from Northeastern University and is a graduate of the MIT Executive Education Program. Ms. Cournoyer has the requisite qualifications to serve as a director.

Randy Hyun, age 49, became a director of the Company in 2021. Mr. Hyun is the Chair of the Compensation Committee and a member of the Audit Committee.
Position, Principal Occupation and Professional Experience: Mr. Hyun is the Chief Operating Officer of CarepathRx LLC and the Chief Executive Officer of CarepathRx Health Systems Solutions. At CarepathRx, a privately held company that provides pharmacy and technology solutions to hospitals, payers, and patients, Mr. Hyun is responsible for overseeing and managing the growth of the company and directly managing key corporate functions. Prior to joining CarepathRx in 2020, Mr. Hyun was Chief Executive Officer of Aetna Medicaid from 2018 through 2020 and President of Aetna Pharmacy Management from 2017 to 2018, both subsidiaries of CVS Health, a provider of health services in the health insurance, PBM, and retail pharmacy markets. From 1997 until 2017, Mr. Hyun held varying roles of increasing responsibility at McKesson Corporation, a provider of supply chain and technology solutions to healthcare providers.
Director Qualifications: Mr. Hyun has extensive management experience in the healthcare services industry with over 20 years of experience including a robust background in strategy and operations. He received his M.B.A. from the Wharton School at the University of Pennsylvania and his B.S. from the Massachusetts Institute of Technology. Mr. Hyun has the requisite qualifications to serve as a director.

Vincent D. Kelly, age 63, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004 when the Company was formed through the merger of Metrocall and Arch. Prior to the merger of Metrocall and Arch, Mr. Kelly was President and CEO of Metrocall since February 2003.
Position, Principal Occupation and Professional Experience: Prior to this appointment, he had also served at various times as Chief Operating Officer, Chief Financial Officer and Executive Vice President of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director of Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly serves as CEO for all of our subsidiaries as well as a Director. Mr. Kelly served on the Boards of Tellabs from 2012 to 2013 and Penton Media from 2003 to 2007.
Director Qualifications: Mr. Kelly has been involved with the wireless and telecommunications industry for over 35 years and the software industry for over ten years. Mr. Kelly holds a BS in accounting from George Mason University. Mr. Kelly has the requisite qualifications to continue as a director.

Brett Shockley, age 63, became a director of the Company in June 2020. He is a member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee.
Position, Principal Occupation and Professional Experience: Mr. Shockley currently serves as the Chief Executive Officer and Chairman of Journey AI, Inc., a private software company that provides a trusted identity platform delivering security, privacy and frictionless customer experience solutions to the contact center industry, since he co-founded the company in May 2016. He has also served on the board of directors of eGain Corporation (“eGain”), a software service provider, since January 2015 and has served as eGain’s Lead Independent Director since September 2017. From 2008 to 2014, Mr. Shockley held various positions at Avaya Holdings Corp., a technology company specializing in business communications, most recently serving as a Senior Vice President of Corporate Strategy, Corporate Development and Chief Technology Officer from May 2013 to December 2014. Prior to that, Mr. Shockley served as Chief Executive Officer, President and a Co-Founder of Spanlink Communications, Inc., a provider of contact center technologies and network infrastructure implementations, from 1988 to 2008. In addition, from 2007 to 2008, Mr. Shockley served as the Co-Founder and a director of Calabrio, Inc., a workforce optimization software company.
Director Qualifications: Mr. Shockley has extensive management experience in the Software and Technology industry with technical expertise and experience leading transitions from hardware to software, on-premise to cloud, and perpetual license to subscription SaaS. During his career, Mr. Shockley has developed technical expertise in contact center hardware and software, workforce optimization software and analytics, and security and privacy software. Mr. Shockley also has extensive public and private board experience, including his current service as the Lead Independent Director at eGain. He holds a B.S. in Mechanical Engineering from the University of Minnesota’s Institute of Technology and an M.B.A. in Marketing from the University of Minnesota’s Carlson School of Management. Mr. Shockley has the requisite qualifications to serve as director.

Todd Stein, age 45, became a director of the Company in July 2018. He is Chair of the Audit Committee.
Position, Principal Occupation and Professional Experience: Mr. Stein is Co-Investment Manager of Dallas-based Braeside Investments, LLC, the investment manager of private investment partnerships focusing on global small and micro-cap equities. Mr. Stein’s core competency is applying fundamental analysis to purchase undervalued securities.  Prior to co-founding Braeside in 2004, Mr. Stein was a portfolio manager at Q Investments, L.P. During his tenure at Q, Mr. Stein co-managed a merger arbitrage portfolio in addition to serving as the firm’s primary analyst on its short distressed/bankrupt equities portfolio. In 2002, Mr. Stein was appointed by the U.S. Trustee of the Northern District of Illinois to serve on the official creditors’ committee of United Airlines. Mr. Stein holds the Chartered Financial Analyst designation.
Director Qualifications: The funds managed by Braeside have held shares of the Company for more than six years. Thus, Mr. Stein has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Stein has nearly two decades of experience in global investment management. Mr. Stein provides insight into capital allocation, which assists the Company in evaluating strategic growth opportunities for our critical communication solutions.  Mr. Stein has the requisite qualifications to continue as a director.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.
Recommendation of the Board:
The Board recommends a vote “FOR” the election of all director nominees named above.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the appointment of Grant Thornton by the stockholders in order to give the stockholders a voice in the designation of our auditors. Notwithstanding the ratification of Grant Thornton by the stockholders, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of our Company and our stockholders.
If the stockholders do not ratify the appointment of Grant Thornton as our independent registered public accounting firm, the Audit Committee will consider the appointment of another independent registered public accounting firm for 2023 and future years. A representative of Grant Thornton will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if the representative desires to do so.
Unless marked otherwise, proxies received will be voted “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2023.
Recommendation of the Audit Committee and Board:
The Audit Committee and the Board recommend a vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2023.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enables our stockholders to hold an advisory vote to approve NEO compensation as disclosed in this Proxy Statement in accordance with the rules of the SEC. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve NEO compensation is expected to occur at our annual meeting of stockholders in 2024, subject to the Board’s consideration of the voting results of Proposal 4 below.
Our executive compensation programs are designed to attract, motivate, and retain the NEOs, who are critical to the success of our Company. Under these programs, the NEOs are rewarded for the achievement of specific short-term and long-term performance objectives, corporate strategies, business objectives and the realization of increased stockholder value.
Our Compensation Committee continually reviews the compensation programs for the NEOs to ensure these programs achieve the desired goals of aligning the executive compensation structure with the stockholders’ interests and current market practices. We undertook stockholder engagement efforts in 2022 and 2023 to solicit and understand feedback from stockholders on our NEO pay practices. Importantly, no specific concerns were raised by stockholders regarding the structure of our executive compensation program design or specific compensation decisions during these outreach efforts. However, the Compensation Committee continued to evaluate potential changes to our executive compensation program for 2023. See the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2022 Say-on-Pay Results and Stockholder Outreach” for additional information on the actions taken by our Compensation Committee in response to our recent vote to approve named executive officer compensation.

We request our stockholders approve, on an advisory basis, the NEO compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis (“CD&A”) and the compensation tables. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather is intended to address the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement.
Unless marked otherwise, proxies received will be voted “FOR” the following advisory resolution:
“RESOLVED, that the stockholders of the Company approve on an advisory basis the compensation of the Company’s NEOs, as described in the CD&A and in the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, they intend to consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Recommendation of the Compensation Committee and the Board:
The Compensation Committee and the Board recommend a vote “FOR” the advisory resolution to approve NEO compensation.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, not less frequently than every six years, we are required to ask stockholders to vote on whether future advisory votes to approve executive compensation should occur EVERY YEAR, EVERY TWO YEARS or EVERY THREE YEARS.
At the annual meeting of stockholders held in 2017, the Board recommended that holding an advisory vote to approve executive compensation every year was the most appropriate policy for the Company. Such proposal was approved by stockholders at that time.
The Board has determined that continuing to hold an advisory vote to approve executive compensation every year is the most appropriate policy for the Company, and recommends that stockholders vote for future advisory votes to approve executive compensation to occur every year.
While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that holding an annual advisory vote to approve executive compensation provides the Company with more direct and immediate feedback on its compensation program.
We believe that an annual advisory vote to approve executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.
Stockholders will be able to specify one of four choices for this proposal on the proxy card: EVERY YEAR, EVERY TWO YEARS, EVERY THREE YEARS or ABSTAIN. Notwithstanding the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a less frequent than annual basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Board values stockholders' opinions and will take into account the outcome of this advisory vote when considering the frequency of future advisory votes to approve executive compensation.
Recommendation of the Compensation Committee and the Board:
The Compensation Committee and the Board recommend a vote for “EVERY YEAR” as the frequency of future of advisory votes to approve named executive officer compensation.

PROPOSAL 5 - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2020 EQUITY INCENTIVE AWARD PLAN

Overview
We are requesting stockholders approve an amendment and restatement of the Spok Holdings, Inc. 2020 Equity Incentive Award Plan (the “2020 Equity Plan”) to increase the number of shares available for issuance under the 2020 Equity Plan by 1,000,000 shares, which includes a corresponding increase in the number of shares that may be issued upon exercise of incentive stock options, within the meaning of Section 422 of the Code (the “Amendment”).
Our Board has adopted the amendment and restatement of the 2020 Equity Plan, subject to and effective upon stockholder approval at the Annual Meeting. The 2020 Equity Plan, as amended and restated if this Proposal 5 is approved, is described in more detail below. If this Proposal 5 is not approved by our stockholders, the amendment and restatement of the 2020 Equity Plan will not become effective, and the 2020 Equity Plan will remain in effect in accordance with its present terms. However, we may need to consider alternative compensation structures to achieve the objectives for which the 2020 Equity Plan was designed.
The purpose of the amendment and restatement is to permit the Company to continue using the 2020 Equity Plan to achieve the Company’s performance, recruiting, retention and incentive goals. We believe that the continued use of the 2020 Equity Plan is essential to our success. Providing long-term incentive compensation opportunities in the form of equity awards aligns the interests of the Company’s employees, directors and consultants with the long-term interests of our stockholders, linking compensation to Company performance. The use of equity awards as compensation also allows the Company to conserve cash resources for other important purposes.
Accordingly, the Board recommends that you vote “FOR” the approval of the Amendment.

Within this Proposal 5, we refer to the 2020 Equity Plan, as amended by the Amendment, as the “Amended Plan.”

Key Features of the Amended Plan
The Amended Plan is designed to promote the success and enhance the value of our Company by linking the individual interests of the members of the Board and employees to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Amended Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and employees upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. The Amended Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our stockholders. These include:

•No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•No Liberal Share Recycling. Shares used to pay the grant or exercise price of an award or the withholding taxes related to an outstanding award do not become available for issuance for future awards under the Amended Plan.
•No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.
•No Evergreen Provision. The Amended Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.
•No Automatic Grants. The Amended Plan does not provide for automatic grants to any individual.
•No Repricings. The exercise price of stock options and stock appreciation rights may not be reduced without stockholder approval.
•No Dividends Paid Prior to Vesting. The Amended Plan provides that dividend and dividend equivalents will not be paid with respect to any award unless and until the corresponding award or portion thereof vests.
•No Tax Gross-Ups. The Amended Plan does not provide for any tax gross-ups.

Impact of Additional Shares Reserved Under the Amended Plan on Stockholder Dilution, Burn Rate and Overhang
The total number of shares originally reserved for issuance under the 2020 Equity Plan before giving effect to the Amendment was 1,699,950 shares, which included shares that, as of the date the Company’s stockholders approved the 2020 Equity Plan, remained available for issuance under the USA Mobility, Inc. 2012 Equity Incentive Award Plan (as amended, the “2012 Equity Plan”). As of March 31, 2023, approximately 271,117, shares remained available for future grants of awards under the 2020 Equity Plan. Based on our historical grant practices, we anticipate that these shares will be exhausted following the grant of our regular annual equity incentive awards to officers and employees in the first quarter of 2024, and such shares may not be sufficient for all such anticipated awards. As a result, the Board considered it in the best interests of the Company and its stockholders to increase the number of shares available for issuance under the 2020 Equity Plan by 1,000,000 shares to ensure that we may have the continued ability to grant equity and performance-based compensation to officers and employees, which our Board believes is an important aspect of our executive and employee compensation programs.

Set forth below is the number of shares available for issuance pursuant to outstanding and future equity awards under the 2020 Equity Plan as of March 31, 2023. The closing price of our common stock on the Nasdaq National Market on that date was $10.13.

Shares subject to outstanding RSUs and restricted stock awards(1)	1,054,581
Shares available for issuance pursuant to future awards	271,117

(1) As of March 31, 2023, the weighted average remaining vesting term for RSUs and restricted stock was 2 years.

In determining to increase the number of shares available for issuance under the 2020 Equity Plan and submit the Amended Plan for approval to our stockholders, the Board and our Compensation Committee considered advice and input from the Compensation Committee’s independent compensation consultant, AON. The Board and Compensation Committee also reviewed certain dilution, overhang and burn rate data, as well as the estimated stockholder value transfer cost, in considering to increase the share reserve under the 2020 Equity Plan. Specifically, we considered, among other factors, the following:

•Dilution and Overhang. As of March 31, 2023, simple dilution was 6.6%. Simple dilution was calculated as the total overhang (outstanding and restricted stock units covering 1,054,581 shares plus 271,117, shares that remained available for issuance under the 2020 Equity Plan) divided by the total shares of common stock outstanding as of March 31, 2023 of approximately 19,941,852 shares. With the adoption of the Amended Plan, simple dilution would be 11.7% using the above calculation, adding the 1,000,000 additional shares pursuant to the Amendment, on top of the current shares remaining under the 2020 Equity Plan.

•Burn Rate. We manage long-term dilution by limiting the number of equity awards granted annually, commonly referred to as “burn rate.” Burn rate does not take into account equity awards that are cancelled or forfeited. Burn rate with respect to each year is calculated by dividing the total number of shares subject to awards granted during the year by the total weighted-average number of shares of common stock outstanding during the period. Under this calculation, the Company's burn rate was 2.4% in 2022, 3.4% in 2021 and 3.2% in 2020, resulting in a three-year average burn rate of approximately 3.0%, which we believe is within a reasonable range for our Company.

•Other Factors. We also considered the stockholder value transfer cost of the Amended Plan and specifically that the additional 1,000,000 shares for which we are seeking approval had a market value of $10,130,000, as of March 31, 2023 (based on the closing price of our common stock of $10.13 on such date). Based on our historical grant practices, we anticipate that the shares available under the Amended Plan, if approved, will be sufficient to cover our anticipated equity compensation grants for approximately 3 years, noting that future circumstances, grant practices or market or other conditions, which we cannot predict with any level of certainty at this time, may result in a different outcome.

In consideration of these factors, and our belief that the ability to continue granting equity compensation is vital to our attracting and retaining employees and facilitating long-term stockholder value creation, including by retaining and incentivizing our executives and other employees, we believe that the Amended Plan and the size of the share reserve under the Amended Plan are reasonable, appropriate and in the best interests of the Company at this time.

Summary of the Material Terms of the Amended Plan

The following summarizes the key terms of the Amended Plan and is qualified in its entirety by reference to the full text of the Amended Plan, which is attached to this Proxy Statement as Appendix A.

Administration of the Amended Plan

The Amended Plan will be administered by the Compensation Committee and, unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more non-employee directors (as defined by Rule 16b-3 of the Securities Exchange Act of 1934 or any successor rule). With respect to awards granted to non-employee directors, the Amended Plan will be administered by the Board. The Amended Plan provides the Compensation Committee with flexibility to design compensatory awards that are responsive to our Company’s needs. Subject to the terms of the Amended Plan, the Compensation Committee has the discretion to determine the terms of each award, subject to certain limitations in the Amended Plan, which are described herein. The Compensation Committee, with the Board’s approval, may delegate to one or more directors or to one or more officers of the Company the authority to grant or amend awards to participants who are not directors or officers of the Company.

Awards That May Be Granted

Awards under the Amended Plan may be in the form of stock options; restricted common stock (“restricted stock”); a restricted stock unit (“RSU”); a performance award (a cash bonus award, a stock bonus award, performance award or incentive award that is paid in cash, stock or a combination of both); dividend equivalents, a stock payment award; deferred stock; a deferred stock unit; a stock appreciation right; or another stock or cash based award.

Eligibility To Receive Awards

Employees of the Company and its subsidiaries and non-employee directors are eligible to receive awards. As of March, 2023, approximately 52 individuals are eligible to receive awards (which includes 5 non-employee directors and approximately 47 employees). Although we do not have a historical practice of granting equity awards to consultants, approximately 0 consultants would have been eligible to receive awards under the 2020 Plan as of March 31, 2023. These numbers are subject to change as the number of individuals in our wireless and software businesses is adjusted to meet our operational requirements.

Shares Available For Issuance

The maximum number of shares as to which stock awards may be granted under the Amended Plan is 2,699,950 shares, which is inclusive of the number of shares originally reserved for issuance under the 2020 Equity Plan (including shares previously issued). As of March 31, 2023 and assuming approval of the Amended Plan, there are 271,117, shares remaining available for grant of future awards under the 2020 Equity Plan. No more than 2,600,000 shares may be issued pursuant to the exercise of incentive stock options. Shares issued under the 2020 Equity Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

Share Recycling Provisions

If an award under the Amended Plan or the 2012 Equity Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, the unused shares covered by the award will, as applicable, become or again be available for award grants under the Amended Plan. However, the following shares will not be added or added back to the shares available for issuance under the Amended Plan:

•shares tendered by a participant or withheld by the Company in payment of the exercise price of a stock option;
•shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award;

•shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and
•shares purchased on the open market with the cash proceeds from the exercise of stock options.

Award Limits For Non-Employee Directors

The maximum aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), of all equity and cash-based awards granted to a non-employee director for services as a director under the Amended Plan during any fiscal year may not exceed $750,000 per year. However, the Board may, in its discretion and in extraordinary circumstances, make exceptions to this limit for individual non-employee directors, provided that the non-employee director receiving such additional compensation may not participate in the decision or in other contemporaneous compensation decisions involving non-employee directors. Notwithstanding the foregoing, in no event will more than the authorized number of shares available for issuance under the Amended Plan be granted to any one person during any fiscal year of the Company.

Terms Applicable To the Various Awards

The Compensation Committee may select, from time to time, individuals who will be granted an award and will determine the nature and amount of each award. Each award will be evidenced by an award agreement, which may be written or electronic, that will set forth the terms, conditions and limitations of the award consistent with the provisions of the Amended Plan. Upon changes in the common stock or assets of the Company, acquisition or liquidation of the Company or any other unusual or nonrecurring events affecting the Company or its subsidiaries the Compensation Committee is authorized to accelerate the vesting of such awards, terminate the award in exchange for cash or take such other action that the Compensation Committee deems appropriate in order to prevent the dilution or enlargement of the benefits intended to be made available with respect to an award. The following outlines provisions applicable to specific types of awards.

Terms for Option Grants — Stock options entitle the optionee to purchase shares of common stock at a price equal to or greater than the fair market value on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted stock or (iii) with any other legal consideration acceptable to the Compensation Committee. No stock option may be exercised more than ten years from the date of grant. Each grant may specify a period of continuous employment with the Company or its subsidiaries, any performance criteria or any other criteria selected by the Compensation Committee.

Terms for Restricted Stock Grants — An award of restricted stock involves the immediate transfer from us to a participant of ownership of a specific number of shares of common stock in return for the performance of services. The transfer may be made without additional consideration from the participant. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Compensation Committee, provided, however, that ordinary dividends that are paid to stockholders prior to vesting of the restricted stock shall be set aside and held by the Company and paid to the holder only as and when such restricted stock vests. The Compensation Committee may specify performance objectives or other service requirements that must be achieved for the restrictions to lapse. Restricted stock will generally be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Compensation Committee on the grant date and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or similar event.

Terms for RSUs — An RSU is the equivalent of one share of common stock. Each grant will specify the date or dates on which the RSUs will become fully vested and may specify other conditions to vesting including the duration of service to the Company or its subsidiaries, one or more performance criteria, Company performance, individual performance or other specified criteria as determined by the Compensation Committee. Unless provided by the Compensation Committee, a holder of an RSU shall have no rights as a stockholder. Upon vesting or maturity of the grant and achievement of the performance or other criteria, we will transfer to the holder one share of our common stock for each RSU, or in the sole discretion of the Compensation Committee, an amount in cash equal to the fair market value of such shares on the maturity date or a combination thereof. At the discretion of the Compensation Committee, dividend equivalents may be earned by the holders of RSUs based on dividends declared on the common stock to be credited as of the dividend payment dates during the period from the date of the award of RSUs to the maturity or vesting date. These dividend equivalents may be settled in cash or shares (subject to the same transferability and forefeitability restrictions as the RSUs with respect to which the dividend equivalents are granted) and will only be paid out to the RSU holder only to the extent vesting conditions are satisfied and the award vests.

Terms for Performance Awards, Dividend Equivalents, Stock Payments, Deferred Stock, and Deferred Stock Units. — The Compensation Committee may grant performance awards including performance stock units that may be linked to one or more performance criteria or other specified criteria that are determined on such date or dates and/or period or periods that the Compensation Committee may determine. Payment of the performance awards may be in cash, shares of common stock or combination thereof as determined by the Compensation Committee. An award of a dividend equivalent represents the right to receive the amount of dividends paid on a share of our common stock during the period from when an award is granted until the award is vested, exercised, distributed or expired. Dividend equivalents may be paid in cash or shares of common stock as determined by the Compensation Committee. Dividend equivalents with respect to an award shall only be paid to the extent the related vesting conditions are met. No dividend equivalents shall be paid with respect to options or stock appreciation rights. A stock payment is the award of a share of common stock. Such stock payment may be conditioned upon the achievement of one or more performance criteria, a vesting schedule or such other criteria as established by the Compensation Committee. An award of deferred stock granted under the Amended Plan represents the right to receive a specific number of shares of our common stock at the end of a specified deferral period. Any grant of deferred stock may be further conditioned upon the attainment of one or more performance objectives. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents. The grant of deferred stock may be made without any consideration from the participant other than the performance of future services. An award of a deferred stock unit granted under the Amended Plan represents the right to receive one share of common stock at the end of a specified deferral period. Any grant of deferred stock units may be further conditioned upon the attainment of one or more performance criteria. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents. The grant of deferred stock units may be made without any consideration from the participant other than the performance of future services.

Terms for Stock Appreciation Rights — Stock appreciation rights represent the right to receive an amount, determined as the difference between the “base price” established for such rights and the fair market value of our common stock on the date the rights are exercised. The base price must not be less than the fair market value of the common stock on the date the right is granted. The grant may specify that the amount payable upon exercise of the stock appreciation right may be paid by the Company in cash, in shares of our common stock or any combination of the foregoing. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights shall be exercisable. No stock appreciation right may be exercised more than ten years from the grant date and each grant of a stock appreciation right must specify the period of continuous employment or service that is necessary before the stock appreciation right may be exercisable.

Terms for Other Stock or Cash Based Awards — The Compensation Committee may grant other stock or cash based awards provided they are subject to the terms, conditions and limitations of the Amended Plan. Such awards may include annual or other periodic or long-term cash bonus awards and will be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of other compensation to which the holder is entitled.

Performance Criteria and Performance Goals

The Amended Plan provides that grants of performance awards or, when determined by the Compensation Committee, stock options, deferred stock, deferred stock units, restricted stock, RSUs or other stock or cash based awards may be made based upon “performance criteria.” Performance criteria that shall be used to establish performance goals applicable to awards may include one or more of the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, (E) accretion, and (F) capital expenses or expenditures); (ii) gross or net sales or revenue or average sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, expenses, profit or cash flow; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) bookings, (viii) backlog, (ix) number of employees, (x) return on assets; (xi) return on capital; (xii) return on stockholders’ equity; (xiii) total stockholder return; (xiv) return on sales; (xv) gross or net profit or operating margin; (xvi) costs; (xvii) funds from operations; (xviii) expenses; (xix) working capital; (xx) earnings per share; (xxi) adjusted earnings per share; (xii) price per share of common stock; (xiii) regulatory body approval for commercialization of a product; (xiv) implementation or completion of critical projects, including the completion of acquisitions or dispositions; (xxv) milestones for project or new product completion, (xxvi) market share; (xxvii) economic value, (xxviii) units in service, churn of units in service, additions of units in service (each on a gross or net basis), (xxix) gross or net churn rates or addition rates, (xxx) number of transmitters, (xxxi) accounts receivable metrics, including number of days revenue in receivables, aging or collection statistics (xxxii) periodic collection metrics, (xxxiii) cash balances, (xxxiv) debt to equity ratios or leverage ratios, (xxxv) coverage ratios, (xxxvi) debt balances or interest rates, (xxxvii) maintenance renewal rates, or (xxxviii) customer satisfaction, including results from customer surveys, any of which may be measured in absolute or percentage terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance goals will be established in writing by the Compensation Committee for a performance period based upon one or more performance criteria. Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a division, a department, a product, a business unit or an individual or with respect to an operating segment or a customer or market segment and on an aggregate, per-unit or per-employee basis (or based on such other aggregation as may be determined by the Compensation Committee).

Transferability of Awards

Except as noted below, no award under the Amended Plan may be transferred by a participant other than by will or the laws of descent and distribution, or, subject to the consent of the Compensation Committee, pursuant to a domestic relations order. Awards may only be exercised during the participant’s lifetime by the participant. After the death of the participant, awards may be exercised by the participant’s personal or legal representative. The Compensation Committee may allow a participant to transfer an award, other than an incentive stock option, to one or more family members. This transfer is subject to the acceptance by the family member of the terms and conditions of the award and cannot be further transferred.

Amendments

The Board or Compensation Committee may amend, suspend, or terminate the Amended Plan at any time, provided that, with the exception of increasing the Amended Plan’s overall share limit, no amendment may materially and adversely affect an outstanding award granted under the Amended Plan without the consent of holders of the affected awards. Further, the Board will obtain stockholder approval of any Amended Plan amendments to the extent required by law.

Interests of Certain Persons in the Amended Plan

In considering the recommendation of the Board with respect to the approval of the Amended Plan, stockholders should be aware that, as discussed above, non-employee directors and executive officers are eligible to receive awards under the Amended Plan. The Board recognizes that approval of this proposal may benefit our non-employee directors and executive officers and their successors.

Certain U.S. Federal Income Tax Consequences of the Amended Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Amended Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences. In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

A recipient of deferred stock generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.

A participant generally will not recognize income upon the grant of a RSU, performance award, dividend equivalents, deferred stock unit or a stock appreciation right. Upon payment, with respect to a RSU, performance award, dividend equivalents, deferred stock unit or stock appreciation right the participant generally will recognize as ordinary income an amount equal to the amount of cash received and/or the fair market value of any unrestricted common stock received.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Code Section 280G and is not otherwise disallowed (including on account of the $1 million annual deduction limitation on executive officer compensation under the Code).

Awards of stock appreciation rights, deferred common stock, performance awards, deferred stock units and dividend equivalents under the Amended Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is our intent that awards under the Amended Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Plan Benefits

Other than with respect to grants to certain non-executive directors pursuant to our director compensation program, the number of awards that our named executive officers, other executive officers, other employees and non-executive directors may receive under the Amended Plan will be determined in the discretion of the Compensation Committee in the future, and the Compensation Committee has not made any determination to make future grants to any persons under the Amended Plan as of the date of this proxy statement. Therefore, other than as set forth below, it is not possible to determine the benefits that will be received in the future by participants in the Amended Plan. The following table sets forth, with respect to the individuals and groups identified therein, the awards that will be made automatically under our non-employee director compensation program irrespective of whether the Amendment is approved by the stockholders.

New Plan Benefits
Amended and Restated Spok Holdings, Inc. 2020 Equity Incentive Award Plan
Name and Position	Dollar Value ($)	Number of Shares (#)
Named Executive Officers:
Vincent D. Kelly, President and Chief Executive Officer(1)	800,000	78,973
Calvin C. Rice, Chief Financial Officer	—	—
Michael W. Wallace, Chief Operating Officer	—	—
Sharon Woods Keisling, Corporate Secretary and Treasurer	—	—
All Current Executive Officers as a Group (4 persons)	—	—
All Current Non-Executive Directors as a Group (5 persons)(2)	232,500	22,951
All Current Non-Executive Officer Employees as a group	—	—

(1)Amount represents Mr. Kelly's annual long-term incentive award with a target value of $800,000 to be granted in 2024 as provided pursuant to his employment agreement based on the per share value of $10.13, which was the closing price of our common stock on March 31, 2023.
(2)Pursuant to our director compensation program, each of our non-executive directors receives a quarterly grant of shares of restricted stock having a fair market value as of the date of grant equal to $15,000, such that each non-executive director will receive $60,000 per year of restricted stock (or $70,000 for the Chair of the Audit Committee). Amount shown represents the number of shares of restricted stock that would be granted for the remaining three quarters of 2023 based on the per share value of $10.13, which was the closing price of our common stock on March 31, 2023.

Additional Prior Award Information

The following table sets forth, with respect to the individuals and groups identified therein, the number of shares subject to restricted stock and restricted stock units that have been granted to such individuals and groups under the 2020 Equity Plan through March 31, 2023.

Name and Position (1)	Shares Subject to Time-Based Restricted Stock and Restricted Stock Units (Vested and Unvested) (#)(1)	Shares Subject to Performance-Based Restricted Stock Units (Vested) (#)(1)(2)	Shares Subject to Performance- Based Restricted Stock Units (Unvested) (#)(1)(3)	Shares Subject to Performance- Based Deferred Stock Units (Vested and Unvested) (#)(1)
Named Executive Officers:
Vincent D. Kelly, President and Chief Executive Officer	151,566	—	151,567	—
Calvin C. Rice, Chief Financial Officer	31,233	—	31,234	—
Michael W. Wallace, Chief Operating Officer	92,161	—	92,161	—
Sharon Woods Keisling, Corporate Secretary and Treasurer	28,573	—	28,574	—
All Current Executive Officers as a Group (4 persons)	303,533	—	303,536	—
Non-executive officer current directors/director nominees:
Dr. Bobbie Byrne	11,177	—	—	4,434
Christine M. Cournoyer	11,177	—	—	4,434
Randy Hyun	5,936	—	—	—
Brett Shockley	15,611	—	—	—
Todd Stein	16,244	—	—	—
All Current Non-Executive Directors as a Group (5 persons)	60,145	—	—	8,868
Each associate of any such directors, executive officers or nominees	—	—	—	—

Each other person who received or is to receive 5% of options, warrants or rights	—	—	—	—
All employees, including all current officers who are not executive officers, as a group (71 persons)	427,745	—	240,049	—

(1)Share numbers shown do not take into account shares subject to awards that that have been cancelled, forfeited or expired unexercised. The closing price per share of our common stock on the NASDAQ National Market on March 31, 2023 was $10.13.
(2)Vested performance-based restricted stock units are shown based on the actual number of shares issued upon settlement of such awards.
(3)Unvested performance-based restricted stock units are shown based on the target level of performance. The maximum number of performance-based restricted stock units that may vest is equal to 137.5% of the target level for executive officers and 137.5% of the target level for all other employees.

Complete Copy of the Amended Plan

This summary is not a complete description of all of the provisions of the Amended Plan. A copy of the Amended Plan is included herein as Exhibit A.

Failure of the Proposal

If this proposal is not approved, the 2020 Equity Plan will remain in effect and we will continue to make grants under the 2020 Equity Plan in accordance with the terms of that plan until all of the available shares under the 2020 Equity Plan are granted.

Unless marked otherwise, proxies received will be voted “FOR” the approval of the amendment and restatement to the Spok Holdings, Inc. 2020 Equity Incentive Award Plan.

Recommendation of the Compensation Committee and the Board:

The Compensation Committee and the Board recommend a vote “FOR” the approval of the amendment and restatement to the Spok Holdings, Inc. 2020 Equity Incentive Award Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS, OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS
The following table provides summary information regarding beneficial ownership of our common stock as of April 8, 2023 for:
•Each person or group who beneficially owns more than 5% of our common stock on a fully diluted basis including restricted stock granted;
•Each of the NEOs;
•Each of the directors; and
•All of the directors and executive officers as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Form 3, Form 4, Schedule 13D or Schedule 13G filed by each such person or entity reporting ownership on or before April 8, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage of ownership by that person, shares of common stock subject to options, RSUs, DSUs or other rights, held by such person that are currently exercisable or will become exercisable or vest within 60 days of April 8, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted, the address for each director and executive officer is c/o Spok Holdings, Inc., 5911 Kingstowne Village Parkway, 6th Floor, Alexandria, Virginia 22315.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Vincent D. Kelly(1)	320,992	1.61%
Calvin C. Rice(2)	19,615	*
Michael W. Wallace(3)	103,717	*
Sharon Woods Keisling (4)	36,678	*
Dr. Bobbie Byrne(5)	20,365	*
Christine M. Cournoyer(5)	19,598	*
Randy Hyun(5)	17,019	*
Brett Shockley(5)	18,696	*
Todd Stein(9)	1,813,445	9.09%
All directors and executive officers as a group (9 persons)(6)	2,370,125	11.88%
Braeside Investments, LLC(10)	1,784,811	8.95%
Renaissance Technologies LLC(7)	1,291,922	6.48%
Dimensional Fund Advisers LP(8)	1,061,440	5.32%
* Denotes less than 1%.
(1) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 3, 2023. Vincent D. Kelly, Trustee of the Vincent DePaul Kelly Fifth Amended and Restated Revocable Trust has sole voting and sole dispositive power with respect to all shares reported herein.
(2) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 20, 2023.
(3) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 8, 2023.
(4) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 3, 2023.
(5) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 3, 2023.
(6) All directors and executive officers as a group consists of all members of the Board of Directors, and all current executive officers.
(7) The information regarding this stockholder is derived from a Schedule 13G/A filed by the stockholder with the SEC on February 13, 2023. Renaissance Technologies LLC has sole voting power with respect to 1,025,822 shares and sole dispositive power with respect to 1,291,922 shares. Renaissance Technologies LLC's address is as follows: 800 Third Avenue, New York, NY 10022.

(8) The information regarding this stockholder is derived from a Schedule 13G/A filed by the stockholder with the SEC on February 10, 2023. Dimensional Fund Advisors LP, has sole voting power with respect to 1,031,551 shares and sole dispositive power with respect to 1,061,440 shares reported herein. Dimensional Fund Advisors LP's address is as follows: 6300 Bee Cave Road, Building One, Austin, Texas, 78746.
(9) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 3, 2023. Todd Stein Holds 28,634 shares directly and has sole voting and dispositive power over such shares. Mr. Stein has shared voting and shared dispositive power over the remaining shares, which are held by entities for which Braeside Investments, LLC serves as investment manager as described in footnote 10 below.
(10) The information regarding this stockholder is derived from a Form 4 filed by Todd Stein with the SEC on April 3, 2023. Braeside Investments, LLC and Todd Stein have shared voting and shared dispositive power with respect to all shares reported herein, which are held by Braeside Capital, L.P. (754,254 shares of common stock), Braeside Capital II, L.P. (844,735 shares of common stock) and Braeside Investments, LLC (185,822 shares of common stock). Braeside Investments, LLC serves as the investment manager of Braeside Capital, L.P. and Braeside Capital II, L.P. As a co-manager of Braeside Investments, LLC, Mr. Stein may be deemed to beneficially own the shares beneficially owned directly by Braeside Capital, L.P., Braeside Capital II, L.P. and Braeside Investments, LLC. Braeside Investments, LLC and Todd Stein’s address is as follows: 14841 Dallas Parkway, Suite 415, Dallas, TX 75254.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth, as of December 31, 2022, the number of securities outstanding under our currently authorized equity compensation plans, the weighted-average exercise price of such securities and the number of securities available for grant under these plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders:(1)
2020 Spok Holdings, Inc. Equity Incentive Plan(2)	614,309	—	683,052
Equity compensation plan not approved by security holders:
None	—	—	—
Total	614,309	—	683,052
(1)The 2020 Equity Incentive Award Plan provides that common stock authorized for issuance under the plan may be granted in the form of common stock, stock options, restricted stock, RSUs and DSUs. For the year ending December 31, 2022, 10,143 shares of restricted stock were granted to the non-executive members of the Board under the 2020 Equity Incentive Award Plan, and 454,429 RSUs were issued to eligible employees under the 2020 Equity Incentive Award Plan.
(2)The amount shown represents outstanding RSUs and DSUs. RSUs and DSUs do not have an associated exercise or strike price.

RELATED PARTY TRANSACTIONS AND CODE OF CONDUCT
TRANSACTIONS WITH RELATED PARTIES
Dr. Bobbie Byrne serves as EVP and Chief Information Officer at Advocate Health, which is a current customer of the Company. For the years ended December 31, 2022 and 2021, we recognized revenues of $0.6 million and $1.0 million, respectively, related to contracts with Advocate Aurora Health.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES
Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and/or executive officers and members of their families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, our Code of Business Conduct and Ethics prohibits conflicts of interest between a director, officer or employee and the Company and requires the reporting of any such potential conflict to the Vice President, Human Resources & Administration, who will review the matter with the Audit Committee. In addition, each director and officer is expected to identify to the Secretary, by means of an annual director and officer questionnaire, any person or entity with which the director or officer may have a relationship that is engaged or is about to be engaged in a transaction with the Company. The Board reviews with the Secretary and management any such transaction with the affected director excused from such review.
CODE OF BUSINESS CONDUCT AND ETHICS
Spok has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the chief executive officer and chief financial officer. This Code of Business Conduct and Ethics may be found on our website at www.spok.com/meet-spok/investor-relations. During 2022, we did not request a waiver of our Code of Business Conduct and Ethics and did not grant any such waivers. Spok intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors, executive officers or principal financial officers) on its website.

STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS
Stockholder proposals intended for inclusion in our proxy statement for the annual meeting of stockholders in 2024 must be received by Sharon Woods Keisling, Corporate Secretary and Treasurer, Spok Holdings, Inc., 5911 Kingstowne Village Parkway, 6th Floor, Alexandria, Virginia 22315, no later than February 14, 2024.
The Company’s Bylaws also provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting, other than proposals intended for inclusion in our proxy statement, must notify our Secretary thereof in writing during the period 90 to 120 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than 90 days before such annual meeting or, if later, 10 days following the day on which public announcement of the date of such meeting is first made by the Company). Pursuant to the requirements of the Company’s Bylaws, to nominate a director or bring any other business before the annual meeting of stockholders in 2024 stockholders must notify the Secretary in writing at a time that is not before March 27, 2024, and not after April 26, 2024. These stockholder notices must set forth certain information specified in the Company’s Bylaws.
In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 26, 2024.
In connection with the annual meeting of stockholders in 2024, the Company intends to file a Proxy Statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for that meeting.
We have filed our 2022 Annual Report on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Annual Report to Stockholders, which includes the 2022 Annual Report on Form 10-K, by writing to Spok Holdings, Inc., Attn: Investor Relations, 5911 Kingstowne Village Parkway, 6th Floor, Alexandria, Virginia 22315. Stockholders may also obtain a copy of the Annual Report to Stockholders by accessing our website at www.spok.com.

OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.
Stockholders are urged to submit the proxy or voting instructions by telephone or over the Internet. The SEC's rules permit us to deliver a single Notice of Internet Availability of Proxy Materials (the "Notice") or single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Notice, Proxy Statement or Annual Report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice, Proxy Statement or Annual Report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, Proxy Statement or Annual Report, as applicable, now or in the future, please contact Investor Relations at (312) 445-2866 or in writing at Spok Holdings, Inc. Attn: Investor Relations, 5911 Kingstowne Village Parkway, 6th Floor, Alexandria, Virginia 22315. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice, Proxy Statement or Annual Report, as applicable, and wish to receive only one copy of future Notices, Proxy Statements or Annual Reports, as applicable, for your household, please contact Investor Relations at the above phone number or address.

AMENDED AND RESTATED
SPOK HOLDINGS, INC. 2020 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.
PURPOSE
The purpose of the Plan is to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board and Employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. This Plan constitutes an amendment and restatement of the Existing Plan. In the event that the Company’s stockholders do not approve this Plan, the Existing Plan will continue as in effect immediately prior to the date this Plan is approved by the Board. Capitalized terms used in the Plan are defined in Article 2.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13 and shall generally be the Committee, provided, however that with reference to the specific duties of the Committee under the Plan which have been delegated to one or more persons pursuant to and subject to the limitations of Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2“Affiliate” shall mean any Subsidiary.
2.3“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.4“Applicable Laws” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax, and other applicable laws, rules, and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
2.5“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award, or a Stock Appreciation Right which may be awarded or granted under the Plan (collectively, “Awards”).
2.6“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract, or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.7“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.1.
2.8“Board” shall mean the Board of Directors of the Company.
2.9 “Change in Control” shall mean and includes each of the following:
(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or Section 2.9(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d)The Company’s stockholders approve a liquidation or dissolution of the Company.
In addition, if a Change in Control constitutes a payment event or a toggle event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c), or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.
The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.10“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
2.11“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
2.12“Common Stock” shall mean the common stock of the Company.
2.13“Company” shall mean Spok Holdings, Inc., a Delaware corporation, or any successor.
2.14 “Consultant” shall mean any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.15 “Deferred Stock” shall mean a right to receive Shares awarded under Section 9.4.
2.16“Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 9.5.
2.17“Director” shall mean a member of the Board, as constituted from time to time.
2.18 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.
2.19“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.20“Eligible Individual” shall mean any person who is an Employee, Consultant, or Non-Employee Director, as determined by the Committee.
2.21“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.
2.22“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
2.23“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.24“Existing Plan” shall mean the Spok Holdings, Inc. 2020 Equity Incentive Award Plan.
2.25“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted, or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.26“Full Value Award” shall mean any Award, other than an Option or a Stock Appreciation Right, that is settled by the issuance of Shares.
2.27“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.28“Holder” shall mean a person who has been granted an Award.
2.29“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.30 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.31“Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.
2.32“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.33“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors shall only be Non-Qualified Stock Options.
2.34“Option Term” shall have the meaning set forth in Section 5.4.
2.35 “Other Stock or Cash Based Awards” shall mean cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.
2.36“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.37“Performance Award” shall mean a cash bonus award, stock bonus award, performance award, or incentive award that is paid in cash, Shares, or a combination of both, awarded under Section 9.1.
2.38 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a)The Performance Criteria that shall be used to establish Performance Goals may include one or more of the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, (E) accretion, and (F) capital expenses or expenditures); (ii) gross or net sales or revenue or average sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, expenses, profit or cash flow; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) bookings, (viii) backlog, (ix) number of employees or retention and recruitment of employees, (x) return on assets; (xi) return on capital; (xii) return on stockholders’ equity; (xiii) total stockholder return; (xiv) return on sales; (xv) gross or net profit or operating margin; (xvi) costs; (xvii) funds from operations; (xviii) expenses; (xix) working capital; (xx) earnings per share; (xxi) adjusted earnings per share; (xxii) price per share of common stock; (xxiii) regulatory body approval for commercialization of a product; (xxiv) implementation or completion of critical projects, including the completion of acquisitions or dispositions; (xxv) milestones for project or new product completion; (xxvi) market share; (xxvii) economic value, (xxviii) units in service, churn of units in service, additions of units in service (each on a gross or net basis), (xxxix) gross or net churn rates or addition rates, (xxx) number of transmitters, (xxxi) accounts receivable metrics, including number of days revenue in receivables, aging or collection statistics (xxxii) periodic collection metrics, (xxxiii) cash balances, (xxxiv) debt to equity ratios or leverage ratios, (xxxv) coverage ratios, (xxxvi) debt balances or interest rates, (xxxvii) maintenance renewal rates, (xxxviii) customer satisfaction, including results from customer surveys, (xxxix) financial ratios (including those measuring liquidity, activity, profitability or leverage , (xl) credit quality or debt ratings, (xli) timeliness and/or accuracy of business reporting, improvements in internal controls and policies, or (xlii) environmental, health and/or safety goals, any of which may be measured in absolute or percentage terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(b)The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Laws, accounting principles or business conditions.
2.39“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the

Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, a department, a product, a business unit or an individual or with respect to an operating segment or a customer or market segment and on an aggregate, per-unit or per-employee basis (or based on such other aggregation as may be determined by the Administrator). The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.
2.40“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.
2.41“Performance Stock Unit” shall mean a Performance Award awarded under Section 9.1 which is denominated in units of value including dollar value of shares of Common Stock.
2.42“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
2.43 “Plan” shall mean this Amended and Restated Spok Holdings, Inc. 2020 Equity Incentive Award Plan (as it may be further amended and/or restated from time to time).
2.44“Prior Plan” shall mean the USA Mobility, Inc. 2012 Equity Incentive Award Plan, as amended.
2.45“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.46“Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.47“Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.
2.48“Securities Act” shall mean the Securities Act of 1933, as amended.
2.49“Shares” shall mean shares of Common Stock.
2.50“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.
2.51“Stock Appreciation Right Term” shall have the meaning set forth in Section 10.4.
2.52“Stockholder Approval Date” shall mean the date this Plan is approved by the Company’s stockholders.
2.53“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.
2.54“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.55“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.56“Termination of Service” shall mean:
(a)As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death, or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
(b)As to a Consultant, the time when the consultancy relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by discharge, death, or disability; but excluding terminations where the Holder simultaneously commences or remains in service with the Company or any Affiliate.

(c)As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1Number of Shares.
(a)Subject to Section 14.3 and this Section 3.1 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 2,749,398, which, for the avoidance of doubt, is inclusive of the number of shares originally available for issuance under the Existing Plan.
(b)Notwithstanding anything to the contrary herein, no more than 2,600,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.
(c)If all or any part of an Award or an award granted under the Prior Plan (a “Prior Plan Award”) expires, lapses, or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised, or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, without duplication, again be, or, as applicable, become, available for Award grants under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder or a lower price so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.
(d)Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized but unissued Common Stock, treasury Common Stock, or Common Stock purchased on the open market.
ARTICLE 4.
GRANTING OF AWARDS
4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2Award Agreement. Each Award shall be evidenced by an Award Agreement, which may be written or electronic, that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b‑3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of or as a Director of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.
4.5Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees or Non-Employee Directors or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.
4.6Non-Employee Director Awards. The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion; provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000. The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its discretion.
4.7Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards. The terms of each Award to a Holder need not be identical, and the Administrator need not treat Holders or Awards (or portions thereof) uniformly.
ARTICLE 5.
GRANTING OF OPTIONS
5.1Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
5.2Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Sections 424(e) and 424(f) of the Code, respectively) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.
5.3Option Exercise Price. Except as provided in Article 14, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code).
5.4Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, may extend the time period during which vested Options may be exercised following any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.
5.5Option Vesting.

(a)The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.
(b)No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.
5.6Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
5.7Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.
ARTICLE 6.
EXERCISE OF OPTIONS
6.1Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
6.2Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each Option outstanding on the last business day of the applicable Option Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the last business day of the Option Term. In the discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 12.1 and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Option Term shall be exercised pursuant to this Section 6.2.
6.3Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.
6.4Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.
ARTICLE 7.
AWARD OF RESTRICTED STOCK
7.1Award of Restricted Stock.
(a)The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
7.2Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement; provided, however, that (i) ordinary dividends that are paid to stockholders prior to vesting of the Restricted Stock shall be set aside and held by the Company and paid to the Holder of the Restricted Stock only as and when such Restricted Stock vests, and (ii) in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3.
7.3Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits, or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship, or consultancy with the Company, the Performance Criteria, Company performance, individual performance, or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
7.4Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 13.4, the Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of

Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.
7.5Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.
7.6Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE 8.
AWARD OF RESTRICTED STOCK UNITS
8.1Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
8.2Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.
8.3Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
8.4Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 13.4.
8.5Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.
8.6Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.
8.7No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted

Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.
8.8Dividend Equivalents. Subject to Section 9.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award. Dividend Equivalents may be settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Dividend Equivalents with respect to an Award of Restricted Stock Units that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.
ARTICLE 9.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS
9.1Performance Awards.
(a)The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.
(b)Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
9.2Dividend Equivalents.
(a)Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.
(b)Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
9.3Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to such Eligible Individual.
9.4Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
9.5Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one share of Common Stock on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
9.6Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award, and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.
9.7Purchase Price. The Administrator may establish the purchase price of a Performance Award, shares distributed as a Stock Payment award, shares of Deferred Stock, or shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
9.8Termination of Service. A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award, and/or Deferred Stock Unit award is distributable only while the Holder is an Eligible Individual. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.
ARTICLE 10.
AWARD OF STOCK APPRECIATION RIGHTS
10.1Grant of Stock Appreciation Rights.
(a)The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b)A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below or in Section 14.3, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c)Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

10.2Stock Appreciation Right Vesting.
(a)The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.
(b)No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.
10.3Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and
(c)In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.
10.4Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, may extend the time period during which vested Stock Appreciation Rights may be exercised following any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
10.5Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
10.6Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each Stock Appreciation Right outstanding on the last business day of the applicable Stock Appreciation Right Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the last business day of the Stock Appreciation Right Term. In the discretion of the Administrator, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Stock Appreciation Right Term shall be exercised pursuant to this Section 10.6.

ARTICLE 11.
OTHER STOCK OR CASH BASED AWARDS
Other Stock or Cash Based Awards may be granted to Holders, including Awards entitling Holders to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Holder is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash, or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.
ARTICLE 12.
ADDITIONAL TERMS OF AWARDS
12.1Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds, or check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the following payment forms is permitted, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date, (e) delivery of a promissory note, any other property, or any other form of legal consideration acceptable to the Administrator that the Administrator determines is good and valuable consideration, or (f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act. Payments by any Holder with respect to any Awards granted under the Plan shall be subject to any Company insider trading policy (including blackout periods) and Applicable Laws.
12.2Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the applicable withholding rates for federal, state, local and foreign income tax and payroll tax purposes. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
12.3Transferability of Awards.
(a)Except as otherwise provided in Section 12.3(b):

(i)No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
(ii)No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
(iii)During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then Applicable Laws of descent and distribution.
(b)Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.
(c)Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.
12.4Conditions to Issuance of Shares.
(a)Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
(e)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
12.5Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:
(a)(i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and
(b)All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.
12.6Prohibition on Repricing. Subject to Section 14.3, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.3, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.
ARTICLE 13.
ADMINISTRATION
13.1Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.
13.2Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the

Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected materially and adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.12. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b‑3 under the Exchange Act or any successor rule or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
13.3Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
13.4Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)Designate Eligible Individuals to receive Awards;
(b)Determine the type or types of Awards to be granted to each Eligible Individual;
(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)Decide all other matters that must be determined in connection with an Award;
(h)Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;
(j)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and
(k)Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 13.4 and 14.2(d).
13.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
13.6Delegation of Authority. To the extent permitted by Applicable Law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that

(a) authority with respect to the general administration of the Plan with respect to Awards granted to Non-Employee Directors, which authority is vested in the full Board acting by a majority of its members pursuant to Section 13.1 may not be delegated by the Board or the Committee; (b) any such delegation must specifically identify with particularity the duties and authority of the Committee being delegated (and a general delegation of all of the Committee’s duties and authority under the Plan shall not be valid as to any duties and authority not specifically identified with particularity; (c) the Committee shall not delegate the authority to grant Awards under the Plan unless such delegation is approved by the full Board acting by a majority of its members; (d) in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, (ii) Covered Employees, or (iii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; and (e) any delegation of administrative authority shall only be permitted to the extent it is permissible under the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE 14.
MISCELLANEOUS PROVISIONS
14.1Effective Date and Term of the Plan. This Plan, as amended and restated, shall become effective as of the date on which it is approved by the Board, subject to approval by the Company’s stockholders. In the event that the Company’s stockholders do not approve this Plan, the Existing Plan will continue as in effect immediately prior to the date this Plan is approved by the Board. Unless earlier terminated by the Board, the Plan will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Existing Plan or (ii) the date the Company’s stockholders approved the Existing Plan, but Awards previously granted may extend beyond that date in accordance with the Plan.
14.2Amendment, Suspension or Termination of the Plan. The Administrator may amend, suspend, or terminate the Plan at any time; provided that no amendment, other than an increase to the share limit described in Section 3.1, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Holder’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
14.3Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company, and Other Corporate Events.
(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); and (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)In the event of any transaction or event described in Section 14.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.3 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
(v)To provide that the Award cannot vest, be exercised or become payable after such event.
(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.3(a) and 14.3(b):
(i)The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 14.3(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.
(d)In the event of a Change in Control, unless otherwise set forth in an Award Agreement, the Administrator shall determine in its sole discretion, the treatment of any Awards at the time of the Change in Control.
(e)The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f)No adjustment or action described in this Section 14.3 or in any other provision of the Plan shall be authorized to the extent such adjustment or action would result in short swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(g)The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(h)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity

Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of sixty (60) days prior to or following the consummation of any such transaction.
14.4No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Holder the right to continued employment or any other relationship with the Company or any Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Holder free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Company or one of its subsidiaries and such Holder.
14.5No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.
14.6Paperless Administration; Certificates. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting, or exercise of Awards by a Holder may be permitted through the use of such an automated system. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
14.7Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees or Directors of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
14.8Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
14.9Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
14.10Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
14.11Section 409A.
(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Holder’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs, and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company and its Subsidiaries will have no obligation under this Section 14.11 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Holder ceasing to be an Eligible Individual will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Holder’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Holder cease to be an Eligible Individual. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Holder’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
14.12No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
14.13Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.
14.14Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
14.15Data Privacy. As a condition for receiving any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering, and managing the Holder’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Holder, including the Holder’s name, address, and telephone number; birthdate; social security, insurance number, or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Holder’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration, and management. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Holder authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, to implement, administer and manage the Holder’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data that the Company holds regarding such Holder, request additional information about the storage and processing of the Data regarding such Holder, recommend any necessary corrections to the Data regarding the Holder or refuse or withdraw the consents in this Section 14.15 in writing, without cost, by contacting the local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws the consents in this Section 14.15. For more information on the consequences of refusing or withdrawing consent, Holders may contact their local human resources representative.
14.16Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
14.17Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
14.18Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
14.19Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Holder under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 12.2: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Holders in the Plan in which all holders receive an average price; (c) the applicable Holder will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Holder as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Holder’s applicable obligation, the Holder may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Holder’s obligation.
14.20No Fractional Shares. Notwithstanding any provision in the Plan to the contrary, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
14.21Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
14.22Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
* * * * *

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 24, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SPOK2023**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13712-P93692 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPOK HOLDINGS, INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 5 and ONE YEAR on Proposal 4.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Dr. Bobbie Byrne	☐	☐	☐
1b. Christine M. Cournoyer	☐	☐	☐
1c. Randy Hyun	☐	☐	☐
1d. Vincent D. Kelly	☐	☐	☐
1e. Brett Shockley	☐	☐	☐
1f. Todd Stein	☐	☐	☐
2. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

	For	Against	Abstain
3. Advisory vote to approve named executive officer compensation for 2022.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
5. Approval of the Company's Amended and Restated 2020 Equity Incentive Award Plan.	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 25, 2023:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V13713-P93692

Proxy — SPOK HOLDINGS, INC.

FORM OF PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS This

Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael W. Wallace and Vincent D. Kelly (the "Proxy Committee"), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of Spok Holdings, Inc. that the undersigned is entitled to vote and holds of record on June 1, 2023 at the Annual Meeting of Stockholders of Spok Holdings, Inc. to be held virtually on Tuesday, July 25, 2023 at 10:00 am (ET), live via the Internet at: www.virtualshareholdermeeting.com/SPOK2023.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote the shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting online.

This proxy when properly executed will be voted in the manner you have directed. **If you do not specify any directions, this proxy will be voted FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, One Year for Proposal 4 and FOR Proposal 5 and in accordance with the Proxy Committee's discretion on such other matters that may properly come before the meeting to the extent permitted by law.**

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

(TO BE SIGNED ON REVERSE SIDE)